As filed with the Securities and Exchange Commission on December 21, 1999
                                                 Registration No. ____-_________
================================================================================

                United States Securities and Exchange Commission
                              Washington, DC 20549

                                    FORM SB-2

             Registration Statement under the Securities Act of 1933

                                CDKNET.COM, INC.
         --------------------------------------------------------------
                 (Name of Small Business Issuer in Its Charter)

   Delaware                          5961                        22-3586087
   --------                    ----------------                  ----------
(State or Other               (Primary Standard               (I.R.S. Employer
  Jurisdiction of         Industrial Classification          Identification No.)
  Incorporation                 Code Number)
or Organization)

                               595 Stewart Avenue
                                    Suite 710
                           Garden City, New York 11530
                                 (516) 222-8800
                                 WWW.CDKNET.COM
   ---------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

                              250 West 57th Street
                                   Suite 1101
                            New York, New York 10019
                                 (212) 547-6050
                                 WWW.CDKNET.COM
   --------------------------------------------------------------------------
          (Address of Principal Place of Business or Intended Principal
                               Place of Business)

                               Steven A. Horowitz
                       Horowitz, Mencher, & Nestler, P.C.
                               595 Stewart Avenue
                                    Suite 710
                           Garden City, New York 11530
                              Phone: (516) 222-2345
                               Fax: (516) 222-2665
         ---------------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)


         Approximate date of commencement of proposed sale to the public: As soon as practicable after effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X] ___

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
Title of Each Class Of                                 Proposed               Proposed              Amount Of
Securities To Be            Amount To Be                Maximum                Maximum           Registration Fee
Registered                   Registered             Offering Price        Aggregate Offering
                                                      Per Unit(1)               Price
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
Common Stock offered            1,500,000               $ .60(2)             $  900,000               $237.60
for sale
by selling security
holders
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
Common Stock issuable             125,056               $ .75(3)             $   93,782               $ 24.76
upon the exercise of
warrants  by selling
security holders
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
Common Stock issuable           2,500,000               $ .60(4)             $1,500,000               $396.00
upon the conversion of
Preferred Stock by
Casa di Cura
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
Total Registration Fee                                                                                $658.36
------------------------ ---------------------- ---------------------- ---------------------- ----------------------

(1) Estimated solely for the purpose of calculating the Registration Fee pursuant to Rule 457 (a) under the Securities Act of 1933.

(2) Pursuant to the closing price for the referenced Common Stock on the "Pink Sheets" on December 14, 1999.

(3) The Warrant Agreement between us and certain selling stockholders sets the purchase price at $.75 per share.

(4) Casa di Cura owns 1,500,00 shares of our preferred stock convertible into Common Stock. The conversion price for the preferred shares is estimated to be between $.60 and $1.30 per share. Once the stock has been converted into Common Stock, Casa di Cura may sell the stock at market or a negotiated rate. For the purpose of calculating the registration fee, we have assumed the stock on the "Pink Sheets" on December 14, 1999.

================================================================================

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 21, 1999


                                   PROSPECTUS

                        4,125,056 SHARES OF COMMON STOCK

                                CDKNET.COM, INC.

         CDKNET.COM, INC., a Delaware corporation, is registering 4,125,056 shares of its common stock:

     o for sale by investors who purchased 1,500,000 shares of common stock in private placements by the Company,

     o issuable upon exercise of warrants to purchase 125,056 shares of common stock, and

     o 2,500,000 shares of common stock issuable upon the conversion of preferred stock held by Casa di Cura.

         Our common stock is currently traded on the "Pink Sheets" under the symbol "CDKX" pending review of our Registration Statement on Form 10-SB (which we filed on October 7, 1999) by the Commission. Once the Commission has cleared our Form 10-SB, we can apply for reinstatement on the Nasdaq Over-the-Counter Bulletin Board.

     Investing in Common Stock Involves Risks. See "Risk Factors -- Special
                      Considerations" Beginning on Page 11.

                -------------------------------------------------

         Neither the Securities and Exchange Commission nor any other Regulatory Body has Approved or Disapproved of these Securities or Passed Upon the Accuracy or Adequacy of this Prospectus. Any Representation to the Contrary is a Criminal Offense.

THERE IS NO UNDERWRITER FOR ANY OF THE SECURITIES OFFERED. SEE "PLAN OF DISTRIBUTION."


                THE DATE OF THIS PROSPECTUS IS DECEMBER __, 1999.

                                TABLE OF CONTENTS

PART 1
------
                                                                          Page
                                                                          ----

                       INFORMATION REQUIRED IN PROSPECTUS

         PROSPECTUS SUMMARY AND RISK FACTORS ............................  7

         USE OF PROCEEDS ................................................ 16

         DETERMINATION OF OFFERING PRICE ................................ 16

         SELLING SECURITY HOLDERS ....................................... 16

         PLAN OF DISTRIBUTION ........................................... 18

         LEGAL PROCEEDINGS .............................................. 19

         DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND
         CONTROL PERSONS ................................................ 19

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
         OWNERS AND MANAGEMENT .......................................... 23

         DESCRIPTION OF SECURITIES ...................................... 26

         LEGAL MATTERS AND EXPERTS ...................................... 28

         DISCLOSURE OF COMMISSION POSITION ON
         INDEMNIFICATION FOR SECURITIES ACT LIABILITIES ................. 28

         ORGANIZATION WITHIN LAST FIVE YEARS ............................ 28

         DESCRIPTION OF BUSINESS ........................................ 30

                                                                          Page
                                                                          ----

         MANAGEMENT'S DISCUSSION AND ANALYSIS
         OR PLAN OF OPERATION ........................................... 40

         DESCRIPTION OF PROPERTY ........................................ 45

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ................. 46

         MARKET FOR COMMON EQUITY AND RELATED
         STOCKHOLDER MATTERS ............................................ 48

         EXECUTIVE COMPENSATION ......................................... 48

         FINANCIAL STATEMENTS ........................................... F-1

         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
         ON ACCOUNTING AND FINANCIAL DISCLOSURE ......................... II-1

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         INDEMNIFICATION OF DIRECTORS AND OFFICERS ...................... II-1

         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION .................... II-2

         RECENT SALES OF UNREGISTERED SECURITIES ........................ II-2

         EXHIBITS ....................................................... II-4

         UNDERTAKINGS ................................................... II-8

                               PROSPECTUS SUMMARY
                               ------------------

OUR COMPANY
-----------

We have developed a multimedia technology, called CDK(TM), which integrates audio, video and Internet connectivity on a standard compact disc. Our technology enables users to create their own personalized CDs simply by visiting a Website. These custom CDs play audio and display videos on a full-screen, using high-quality videos and digital technology. The custom CDs also include software applications and targeted Web links.

Our targeted industries include: (1) entertainment (music, movies and TV); (2) travel and tourism; (3) professional sports; (4) financial services; (5) education; (6) toys/games; (7) fashion; (8) food/cooking; (9) automotive; and,
(10) healthcare. Our primary customers and/ or strategic partners include Peterson's, AtomicPop, Central Park Media, CollegeMusic.com, Megaforce Records and DreamWorks Records. We believe that there are six main companies currently offering custom audio CD development. These companies are Musicmaker.com, Customdisc.com, CDUCTIVE, Amplified.com, K-Tel.com, and EZCD.com. However, we believe that none of these companies offers custom multi-session CD development.

We intend to establish three principal revenue streams: (1) sale of custom CDs,
(2) sale of Web links and Web advertising, and (3) development and use fees. We are currently capable of providing services in each of these areas, however the last represents our primary revenue stream.

We have received an infusion of $1,037,500 in capital since October 1, 1999. We plan to decrease our need for substantial additional working capital by continuing to outsource our production capabilities, expand business development efforts and implement marketing programs.

                                  THE OFFERING

SECURITIES OFFERED:

    GROSS FOUNDATION SHARES ...  714,286 shares of Common Stock which we issued to The Gross Foundation Inc. We are also registering 71,486 shares of Common Stock which The Gross Foundation may obtain by exercise of Warrants which it received with its investment. The Warrants are exercisable at $.75 per share.

    FOX DISTRIBUTION SHARES ...  107,143 shares of Common Stock which were purchased by Fox Distribution, Inc. We are also registering 10,714 shares of Common Stock which Fox Distribution may obtain by exercise of Warrants which it received with its investment. The Warrants are exercisable at $.75 per share.

    SONNENBERG SHARES .........  142,857 shares of Common Stock which we issued to Michael Sonnenberg. We are also registering 14,285 shares of Common Stock which Mr. Sonnenberg may obtain by exercise of Warrants which Mr. Sonnenberg received with his investment. The Warrants are exercisable at $.75 per share.

    HOROWITZ SHARES ...........  285,714 shares of Common Stock which we issued to Steven A. Horowitz. Mr. Horowitz is
                                 Chairman, Chief Executive Officer, Chief
                                 Financial Officer and Secretary of the Company. We are also registering 28,571 shares of Common Stock which Mr. Horowitz may obtain by exercise of Warrants which he received with his investment. The Warrants are exercisable at $.75 per share.

    KELLY MUSIC SHARES ........  250,000 shares of Common Stock which we issued to Kelly Music & Entertainment Corp.

    CASA DI CURA SHARES .......  2,500,000 share of Common Stock which Casa di
                                 Cura may obtain by the conversion of our Preferred Stock at a conversion price between $.60 and $1.30 per share.

    SHARES OUTSTANDING ........  17,206,157 shares of Common Stock are issued and outstanding as of December 14, 1999. In addition, 5,000,000 shares of Series A Preferred Stock are authorized with 1,500,000 issued and outstanding as of December 14, 1999.

    TRADING SYMBOL ............  CDKX.

    RISK FACTORS ..............  The Common Stock our investors are offering involve a high degree of risk. See "Risk
                                 Factors" beginning on page 11.

    OUR EXECUTIVE OFFICE ......  595 Stewart Avenue
                                 Suite 710
                                 Garden City, N.Y.  11530
                                 (516) 222-8800

    OUR PRINCIPAL PLACE
    OF BUSINESS ...............  250 West 57th Street
                                 New York, New York 10019
                                 (212) 547-6050

The summary financial information set forth below is derived from and should be read in conjunction with the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The information set forth below should also be read in conjunction with "Management's Discussion and Analysis of Operations." Results of operations for the periods presented are not necessarily indicative of results of operations for future periods.

                                                               THREE MONTHS                          PERIOD OCTOBER 1, 1997
                                                                   ENDED             YEAR ENDED        (DATE OF INCEPTION)
                                                               SEPTEMBER 30,           JUNE 30,         TO JUNE 30, 1998,
                                                                    1999                 1999              AS RESTATED
                                                                ------------          -----------          ------------
STATEMENTS OF OPERATIONS DATA                                   -(unaudited)-
Net revenues                                                    $     23,663          $   474,344          $    616,137
Cost of revenues                                                      14,958              288,762               415,769
                                                                ------------          -----------          ------------
Gross profit                                                           8,705              185,582               200,368
Operating expenses                                                 1,158,330            5,238,681             1,714,254
Other (expenses) income, net                                          27,254            1,094,501              (329,411)
                                                                ------------          -----------          ------------
Net Loss                                                        $ (1,176,879)         $(6,147,600)         $ (1,184,475)
                                                                ============          ===========          ============
Basic and diluted earnings (loss) per share                     $      (0.08)         $     (0.46)
                                                                ============          ===========
Weighted average shares outstanding - basic and diluted           14,274,175           13,282,176
                                                                ============          ===========

                                                                SEPTEMBER 30,           JUNE 30,
                                                                   1999                  1999
                                                                (unaudited)
                                                                ------------          -----------
BALANCE SHEET DATA

Working capital (deficit)                                         $ (670,469)          $ (557,197)
Current Assets                                                        49,115              271,854
Total Assets                                                       6,864,220            7,559,897
Current Liabilities                                                  719,584              829,051
Total Liabilities                                                  2,585,026            2,705,467
Stockholders' equity                                               4,279,194            4,854,430
Common shares outstanding                                         14,810,979           14,046,906

                              CAUTIONARY STATEMENT
                              --------------------

All statements, trends, analyses and other information contained in this Prospectus relative to trends in net sales, gross margin, anticipated expense levels and liquidity and capital resources, as well as other statements, including, but not limited to, words such as "anticipate," "believe," "predict," "plan," "intend," "expect," and other similar expressions constitute forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict. Potential risks and uncertainties include those set forth below in "Risk Factors." Particular attention should be paid to the cautionary statements involving our limited operating history, the unpredictability of our future revenues, the unpredictable and evolving nature of its business model, the intensely competitive online commerce industry and the risks associated with capacity constraints, systems development, management of growth and business expansion, as well as other factors described below.

                                  RISK FACTORS
                                  ------------

We have described several risk factors which we believe are significant and should be given careful consideration by you when you evaluate our Company. We consider each of these risks to be specific to us, although some are industry or sector related issues which could also impact other businesses in our market sector. In our case and in addition to the risks just referred to, there are two related risks to which we wish to draw your attention specifically:

     O Our independent certified public accountants have added an emphasis paragraph to their report on our consolidated financial statements as of June 30, 1999 and for the year ended June 30, 1999, and the period October 1, 1997 (date of inception) to June 30, 1998, relating to factors that raise substantial doubt about our ability to continue as a going concern.

     O   We need significant additional financing.

If we are unable to obtain significant additional financing or otherwise fund our operations, we will likely have to file for bankruptcy.

You should carefully consider the following information which outlines special market and other risk factors affecting us and our industry.

Our ability to continue operations is in question.
--------------------------------------------------
Our history of operating losses raises substantial doubt about our ability to continue operations. If we are unable to obtain significant additional financing or otherwise obtain working capital to fund our operations, we may be obliged to seek protection of the bankruptcy courts. In particular, our independent certified public accountants have added an emphasis paragraph to their report on our consolidated financial statements as of

June 30, 1999 and for the year ended June 30, 1999, and for the period October 1, 1997 (date of inception) to June 30, 1998, relating to factors that raise substantial doubt about our ability to continue as a going concern. The factors cited by them include the following:

     O   continued losses
     O   use of significant cash in operations
     O   lack of sufficient funds to execute our business plan

Our unaudited financial statement for the period July 1, 1999 to September 30, 1999 reflect $23,663 in net revenues.

Our financial condition is highly uncertain and we need to obtain significant
-----------------------------------------------------------------------------
additional financing to avoid bankruptcy.
-----------------------------------------
As of the fiscal quarter ending September 30, 1999, our current assets were significantly less than our current liabilities. Despite our continued ability to raise capital through debt and equity financing, we need to raise significant additional financing or otherwise obtain working capital to continue operations through the next year. If we do not raise the necessary financing, we will probably have to seek the protection of the bankruptcy courts and holders of our common stock would stand to lose their entire investment.

Due to changes in our business, our historical financial information is of
--------------------------------------------------------------------------
material relevance.
-------------------
Our ability to generate revenue and income is unproven, and changes in our business make an evaluation of our operating history difficult. Our Company must be considered in light of the risks, expenses and difficulties encountered by companies in the new and rapidly evolving market for online, custom CD technology and related enhanced services. To address these risks, among other things, we must (1) market our services and build our brand names effectively,
(2) provide scalable, reliable and cost-effective services, (3) continue to grow our infrastructure to accommodate additional customers and increased use of our products and services, (4) expand our channels of distribution, (5) continue to respond to competitive developments, and (6) retain and motivate qualified personnel.

Future sales may have a dilutive effect on future sales of securities.
----------------------------------------------------------------------
Future sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and our stockholders could experience dilution in their stock ownership and in the value of their shares. Dilution is a reduction in the value of the holder's investment measured by the difference between the purchase price of the shares of the common stock and the net tangible book value of the shares after the purchase takes place. As of December 14, 1999, we had 17,206,157 shares of common stock outstanding of which 13,604,333 are restricted or affiliate shares ("Restricted Shares"). Those Restricted Shares will gradually be converted to free-trading shares, the sale of which could have a material adverse effect on the future market price of our common stock.

Our shares are traded on the so-called "Pink Sheets."
-----------------------------------------------------
In January 1999, the National Association of Securities Dealers imposed eligibility requirements, which were approved by the Commission, for trading on the Over-the-Counter Bulletin Board. As a result of these new eligibility requirements, we were required to register under the Securities Exchange Act of 1934 in order to be traded on the Over-the-Counter Bulletin Board. The phase-in schedule for the new eligibility requirements provides that we must have met these requirements on or before October 7, 1999, including filing and clearing a registration statement under the Exchange Act with the Commission. We did not meet this deadline and, as a result, were deleted from the Over-the-Counter Bulletin Board on October 7, 1999. There continues to be a market for our stock because we qualify for a Commission exemption that allows us to automatically be quoted on the National Quotation Bureau's "Pink Sheets" until we meet the eligibility requirements for the Over-the-Counter Bulletin Board. Trading on the "Pink Sheets" will result in a less liquid market for our stock than would exist on the Over-the-Counter Bulletin Board.

If we do not adapt to rapid technological change, our business will be adversely
--------------------------------------------------------------------------------
affected.
---------
Our success is highly dependent upon our ability to develop new and enhanced services, and related products that meet changing customer requirements. At present, our two main products -- CDK(TM) and MixFactory(TM)-- are both available and for sale to the public. Nonetheless, the market for our services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new and enhanced software, service and related product introductions.

To remain successful, we must be responsive to new developments in hardware and semiconductor technology, operating systems, programming technology, and computer capabilities. In many instances, the new and enhanced services, products, and technologies are in the emerging stages of development and marketing, and are subject to the risks inherent in the development and marketing of new software, services, and products. We may not successfully identify new service opportunities, and develop and bring new and enhanced services and related products to market in a timely manner; there can be no assurance that:

     o any of these services, products or technologies will develop or will be commercially successful, or that we will benefit from these developments, or

     o services, products, or technologies developed by others will not render our services, and related products noncompetitive or obsolete.

If we are unable, for technological or other reasons, to develop and introduce new services and products in a timely manner in response to changing market conditions or customer requirements, or if new or enhanced software, services, and related products do not achieve a significant degree of market acceptance, our business, operating results, and financial condition would be materially adversely affected.

We face intense competition in the CD development market.
---------------------------------------------------------
Portions of the online, custom CD market are becoming increasingly competitive. We expect in the coming years to face significant competition in all of our markets. We expect new companies will emerge and compete for the same customers.

We expect competition to increase from both established and emerging companies and that this increased competition will result in reduced costs which could materially adversely affect our business, operating results, and financial condition. Moreover, our current and potential competitors, some of whom have significantly greater financial, technical, marketing, and other resources than we do, may respond more quickly than we do to new or emerging technologies or could expand to compete directly against us. Accordingly, it is possible that current or potential competitors could rapidly acquire significant market share. There can be no assurance that we will be able to compete against current or future competitors successfully or that competitive pressures faced by us will not have a material adverse effect on our business, operating results, and financial condition.

Government regulation and legal uncertainties may affect our business.
----------------------------------------------------------------------
Only a small body of laws and regulations currently apply specifically to content of, access to, or commerce on, the Internet. It is possible that laws and regulations with respect to the Internet may be adopted by governments in any of the jurisdictions in which we can sell our products, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. The nature of future legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, legislation could subject us and/or our customers to potential liability, which in turn could have a material adverse effect on our business, results of operations and financial condition.

In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyright and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Changes to these laws intended to address these issues could create uncertainty in the marketplace that could reduce demand for our services or increase the cost of doing business as a result of costs of litigation or increased service delivery costs, or could in some other manner have a material adverse effect on our business, results of operations and financial condition.

And, because our services are available over the Internet virtually worldwide, and because we facilitate sales by our customers to end users located in multiple provinces, states and foreign countries, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of the state/province or that we have a permanent establishment in each of the foreign countries. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for failure to qualify and could result in the inability to enforce contracts in these jurisdictions. Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations and financial condition.

We are dependent on certain key personnel.
------------------------------------------
Our success depends to a significant degree upon the continued contributions of CDKnet's key management, marketing, service and related product development and operational personnel, including its Chairman, Chief Executive Officer, Chief Financial Officer and Secretary, Steven A. Horowitz; its President, Shai Bar-Lavi; its Executive Vice President of Entertainment, Michael
W. Jolly; its President of the Entertainment Group, Tom Ross; and its Executive Vice President and General Manager, Russell A. Kern. Our operations could be affected adversely if, for any reason, any of these officers ceased to be active in our management.

Effective December 17, 1999, our Senior Vice President of Software Development and Chief Technical Officer, Keith Fredericks, resigned to pursue other opportunities. We are currently in contract negotiations with his replacement. We expect to finalize an agreement with him in the near future. In the meantime, we do not expect Mr. Fredericks' departure to have a material long-term effect on our operations.

We maintain proprietary nondisclosure and non-compete agreements with some employees, contractors and collaborators/partners. We do not have key person life insurance policies on directors, executive officers or key employees. Competition for employees in the multimedia technology industry is intense, and there can be no assurance that we will be able to attract and retain enough qualified employees. If our business grows, it may become increasingly difficult to hire, train and assimilate the new employees needed. Our inability to retain and attract key employees could have a material adverse effect on our business, operating results, and financial condition.

We may have difficulty in management of growth.
-----------------------------------------------
We may experience a period of rapid growth which could place a significant strain on its resources. Our ability to manage growth successfully will require us to continue to improve our operational, management and financial systems and controls as well as to expand our work force. A significant increase in our customer base would necessitate the hiring of a significant number of additional customer service care and technical support personnel as well as computer software developers and technicians, qualified candidates for which, at the present time, are in short supply. We must manage relationships with a growing number of third parties as we seek to complement our service offerings and increase its sales efforts. If our management is unable to manage growth effectively, hire needed personnel, expand and adapt our computer infrastructure or improve our operational, management, and financial systems and controls, our business, operating results, and financial condition could be materially adversely affected.

Product defects can adversely affect our business.
--------------------------------------------------
The software products utilized by us could contain errors or "bugs" that could adversely affect the performance of services or damage a user's data. In addition, as we increase our share of the multisession, i.e., both audio and video, CD market, software reliability and security demands will increase. Attempts to limit our potential liability for warranty claims through limitation-of-liability provisions in its customer agreements. There can be no assurance that the measures taken by us will prove effective in limiting our exposure to warranty claims. Despite the existence of various security precautions, our computer infrastructure may be also vulnerable to viruses or similar disruptive problems caused by our customers or third parties gaining access to our processing system.

We have limited protection of proprietary technology and there is a risk of
---------------------------------------------------------------------------
third party claims.
-------------------
We regard some of our services as proprietary and rely primarily on a combination of patent, copyright, trademark and trade secret laws, employee and third party non-disclosure agreements, and other intellectual property protection methods to protect our services. Existing intellectual property laws afford only limited protection, and it may be possible for unauthorized third parties to copy our services and related products or to reverse engineer or obtain and use information that we regard as proprietary. There can be no assurance that our competitors will not independently develop services and related products that are substantially equivalent or superior to ours.

                                 USE OF PROCEEDS
                                 ---------------

We will not realize any proceeds from the sale of the shares by the selling security holders. We have already received and are utilizing the proceeds received from those shares sold in private placements in our business and marketing.

                         DETERMINATION OF OFFERING PRICE
                         -------------------------------

All securities to be registered pursuant to this Prospectus will be sold by the selling security holders. See "Selling Security Holders." The Shares may be offered and sold from time to time by any selling security holder. The selling security holder will act independently of us in making decisions with respect to the timing, manner, and size of each sale. The shares will be sold at market price or in negotiated transactions.

                            SELLING SECURITY HOLDERS
                            ------------------------

The following provides information with respect to:

Gross Foundation Shares
-----------------------

We are registering 714,286 shares of Common Stock which we issued to The Gross Foundation Inc. (the "Gross Foundation") on November 2, 1999 along with 71,486 Warrants expiring on November 2, 2001 to purchase Common Stock at $.75 per share (the "Gross Foundation Shares"). The Gross Foundation is a corporation organized under the laws of New York. The Gross Foundation has had no material relationship with us since our inception. The Gross Foundation Shares represent 4.1% of our issued and outstanding Common Stock. If the Gross Foundation were to exercise all of its Warrants, it would own a total of 785,772 registered shares which would be approximately 4.5% of our issued and outstanding Common Stock. See "Plan of Distribution."

Fox Distribution Shares
-----------------------

We are registering 107,143 shares of Common Stock owned by Fox Distribution, Inc. ("Fox Distribution") on November 2, 1999 along with 10,714 Warrants expiring on November 2, 2001 to purchase Common Stock at $.75 per share (the "Fox Distribution Shares"). Fox Distribution has had no material relationship with us since our inception. However, Fox Distribution obtained its Shares from Shai Bar-Lavi, President of CDK's wholly-owned subsidiary, CDKnet, LLC, on November 2, 1999. From time-to-time, Fox Distribution does business with Mr. Bar-Lavi that is separate and distinct from our business. The Fox Distribution Shares represent less than one percent of our issued and outstanding Common Stock. If Fox Distribution were to exercise all of its Warrants, it would own a total of 117,857 registered shares which would still present less than one percent of our issued and outstanding Common Stock. See "Plan of Distribution."

Sonnenberg Shares
-----------------

We are registering 142,857 shares of Common Stock which we issued to Michael Sonnenberg ("Sonnenberg") on November 2, 1999 along with 14,285 Warrants expiring on November 2, 2001 to purchase Common Stock at $.75 per share (the "Sonnenberg Shares"). Sonnenberg is a shareholder of the Company and has previously loaned us funds all of which we have repaid. The Sonnenberg Shares represent less than one percent of our issued and outstanding Common Stock. If Sonnenberg were to exercise all of his Warrants, he would own a total of 157,142 registered shares which would still represent less than one percent of our issued and outstanding Common Stock. See "Plan of Distribution."


Horowitz Shares
---------------

We are registering 285,714 shares of Common Stock which we issued to Steven A. Horowitz ("Horowitz") on November 2, 1999 along with 28,571 Warrants expiring on November 2, 2001 to purchase Common Stock at $.75 per share (the "Horowitz Shares"). Horowitz is Chairman, Chief Executive Officer, Chief Financial Officer, and Secretary of the Company. Horowitz is also managing partner of Horowitz, Mencher, Klosowski & Nestler, P.C., a law firm which provides legal services to us from time to time. Horowitz also owns an additional 1,809,507 shares of Common Stock which are not being registered. The Horowitz Shares represent 1.6% of our issued and outstanding Common Stock of the Company. If Horowitz were to exercise all of his Warrants, he would own a total of 314,285 registered shares which would be approximately 1.8% of our issued and outstanding Common Stock. See "Plan of Distribution."

Kelly Music Shares
------------------

We are registering 250,000 shares of Common Stock which we issued to Kelly Music & Entertainment Corp. ("KME") on July 8, 1998 (the "KME Shares"). See "Company History." KME is a Delaware corporation founded in 1995 that contributed intellectual property to us. The KME Shares represent 1.4% of our issued and outstanding Common Stock. See "Plan of Distribution."

Casa di Cura Shares
-------------------

We are registering 2,500,000 shares of Common Stock which are exercisable by Casa di Cura Dr. Pedersoli Spa ("Casa di Cura") by converting our Preferred Stock at a conversion price ranging from $.60 to $1.30 per share (the "Casa di Cura Shares"). Casa di Cura is the investment arm of a charitable trust for a medical clinic in Italy. Its only relationship to us is as a shareholder. Casa di Cura also holds our 6% Convertible Subordinated Debentures due September 1, 2003 with an aggregate value of $275,000. The Casa di Cura Shares represent 30% of our issued and outstanding Series A Preferred Stock. If Casa di Cura were to convert all of its Preferred Stock at $.60, it would own a total of 2,500,000 Common Stock shares which would be approximately 12.69% of our issued and outstanding Common Stock. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION
                              --------------------

All shares to be registered pursuant to this Prospectus will be sold by the selling security holders. See "Selling Security Holders." The shares may be offered and sold from time to time by any selling security holder. The selling security holder will act independently of us in making decisions with respect to the timing, manner, and size of each sale. Such sale may be made on the Pink Sheets, Over-the-Counter Bulletin Board, or otherwise, at prices and on terms then prevailing or at prices related to the then market price, or in negotiated transactions. In effecting sales, the selling security holders may use the services of broker-dealers. Such broker-dealers engaged by the selling security holder may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the selling security holder in amounts to be negotiated.

In offering the shares, the selling security holder and any broker-dealers who execute sales for the selling security holder may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the selling security holder and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. We have advised each selling security holder that during the time they are engaged in distribution of the securities covered by this Prospectus, they must comply with Rule 10b-5 and Regulation M under the Exchange Act and pursuant thereto:
(i) each must not engage in any stabilization activity in connection with our securities; (ii) each must furnish each broker through which securities covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and (iii) each must not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act Release 34-38067 (December 20, 1996) have been advised that they must coordinate their sales under this Prospectus with each other and us for purposes of Regulation M.

The Shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended. This offering will terminate on the earlier of (a) the date on which such selling security holder's shares may be resold pursuant to Rule 144 under the Securities Act; or (b) the date on which all shares offered have been sold by the selling security holder. There can be no assurance that the selling security holder will sell any or all of the shares of Common Stock offered.

                                LEGAL PROCEEDINGS
                                -----------------

There is no litigation currently pending against us and we are not aware of any disputes that may lead to litigation. There is, however, a disputed invoice with OMNET Technology Corp., a supplier of CDs, for the amount of $67,323.78. The parties are currently reviewing the matter.

                        DIRECTORS AND EXECUTIVE OFFICERS
                        --------------------------------

The following sets forth our directors and executive officers and key employees as of December 14, 1999, their respective ages, the year in which each was first elected or appointed a director, and any other office in the Company held by each director.

NAME OF DIRECTOR/          AGE       POSITION HELD              DATE ELECTED
POSITION HELD                                                   OR APPOINTED
--------------------------------------------------------------------------------

Steven Horowitz            40        Director, Chairman,          May 1998
                                     CEO, CFO and Secretary

Shai Bar-Lavi              40        President                    August 1999


Michael W. Jolly           31        Executive Vice President,    October 1997
                                     Entertainment Group

Russell A. Kern            33        Executive Vice President,    April 1998
                                     General Manager

Tom Ross                   51        President, Entertainment     August 1999
                                     Group

Andrew J. Schenker         39        Director                     May 1998

Anthony J. Bonomo          40        Director                     May 1998


No family relationship exists between or among any of our directors, executive officers, and significant employees, as defined below, or any person contemplated to become such.

STEVEN A. HOROWITZ, ESQ. - Chairman, Chief Executive Officer, Chief Financial
                           Officer and Secretary

Mr. Horowitz has served as Chairman of the Board of Directors, Chief Executive Officer, and Secretary of the Company since May 1998, has served as Chief Financial Officer since October 1999, and has served as the managing member of Creative Technology and CDKnet since October, 1998 and November, 1998, respectively. He is the founding shareholder of Horowitz, Mencher, Klosowski, & Nestler, P.C., a Garden City, New York-based law firm with offices in Huntington, New York and New York City. Mr. Horowitz holds a degree from Hofstra University School of Law and a Master of Business Administration degree in Accounting from Hofstra University School of Business. Mr. Horowitz is an Adjunct Professor of Law at Hofstra University School of Law. In 1986 and 1987, Mr. Horowitz was Director of Taxes for Symbol Technologies, Inc., a New York Stock Exchange corporation. Mr. Horowitz is a member of the American Bar Association and the New York State Bar Association.

ANTHONY J. BONOMO - Director

Mr. Bonomo has served as a director of the Company since June, 1998. He has, since 1986, served in various executive capacities at Administrators for the Professions, Inc., the Physicians' Reciprocal Insurers, one of the largest medical malpractice carriers in New York States, including Executive Vice President and Chief Operating Officer from 1993 to 1995 and President from 1995 to the present. Mr. Bonomo is a member of the Bar of the State of New York and serves as a board member of several charitable associations and foundations.

ANDREW J. SCHENKER - Director

Mr. Schenker became a director of the Company in May, 1998. He is the Director of Finance for North America Sales and Services Division at Symbol Technologies, Inc. a manufacturer and world leader in bar-code based data transaction systems based in Holbrook, New York. Since November 1986, he has held several financial management positions at Symbol Technologies, Inc., most recently at the position described above. He is also the trustee for several trusts and a public foundation, as well as an Executive Committee member of the Smithtown School District Industry Advisory Board.

SHAI BAR-LAVI - President

Having joined CDKnet as its President in August 1999, Mr. Bar-Lavi is directing the CDKnet's business operations and development plans. From April 1999 to July 1999, Mr. Bar-Lavi served as a consultant to the Company. Prior to joining CDKnet, Mr. Bar-Lavi served as Chief Operating Officer of the Hungarian Broadcasting Corporation, a publicly traded company, from January 1998 to December 1998. From July 1990 to December 1997, he served as President of Topline Communications. Mr. Bar-Lavi's experience with computers goes back to the early '80s where he ran Sagy Computer Services, a mainframe-based company providing payroll and accounting services.

MICHAEL W. JOLLY - Executive Vice President, Entertainment Group

Mr. Jolly is responsible for identifying and developing business opportunities and strategic partnering opportunities within the entertainment industry. Mr. Jolly joined the Company in November 1997.

Prior to joining CDKnet, Mr. Jolly served as Vice President of Marketing and Secretary at Kelly Music and Entertainment Corp. (creator of CDK(TM) Technology) from October 1995 to November 1997. There he developed music and entertainment products and built a significant amount of music, movie and TV industry contact relationships. From August 1991 to October 1995, Mr. Jolly held positions at Cigna Financial Advisors in which he developed programing and packaging products in the network programming and in-flight entertainment markets as well as serving as a Financial Advisor where he provided financial, statistical and strategic planning to businesses. Mr. Jolly has a B.S. in Marketing from Hofstra University.

RUSSELL A. KERN - Executive Vice President, General Manager

Mr. Kern joined CDKnet in April 1998 and is responsible for overseeing the CDKnet's daily operations and identifying strategic alliance/business building opportunities. Further, Mr. Kern works with the Business Development team and the Technical team to ensure consistent branding is maintained through all communications and product offerings.

Prior to joining CDKnet, Mr. Kern served from November 1995 to April 1998 as Director of Strategic Planning at Poppe Tyson (now ModemMedia.PoppeTyson), developing successful Web initiatives for a range of clients including IBM and Minolta. From January 1994 to November 1995, he was Marketing Director at Marketing Resources of America. He also served five years with BBDO Advertising planning for clients such as Visa USA, Pepsi-Cola and Campbell's. In addition, he has several years experience in direct-response marketing, developing DRTV, print and direct-mail programs. Mr. Kern has a B.S. in Marketing from the Wharton School at the University of Pennsylvania.

TOM ROSS - President, Entertainment Group

Mr. Ross, joined CDKnet in August 1999 and is responsible for identifying business opportunities within the entertainment, music and film industries and securing partnership agreements. From December 1998 to July 1999, Mr. Ross served as a consultant. Prior to that, Mr. Ross was a partner of Creative Artists Agency ("CAA") from January 1984 to November 1998.

As a founder, architect and chief of the music department at CAA, Mr. Ross worked with some of the most celebrated artists in music: Jefferson Airplane, Crosby, Stills & Nash, Tim McGraw, Eric Clapton, Bob Dylan, Madonna, Janet Jackson, Reba McEntire, Bette Midler and Fleetwood Mac, to name a few. Before he left CAA late last year, many considered him the top agent in the music business. In his 30-year career, he had the reputation of fighting on behalf of his clients' financial interests while enabling them to present their art without compromise.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
         --------------------------------------------------------------

         SECURITY OWNERSHIP OF CERTAIN NON-MANAGEMENT BENEFICIAL OWNERS

The following are the Company's non-management, beneficial owners of more than 5 percent of the outstanding shares amount of its common stock as of December 14, 1999:

Name and Address of                    Amount and Nature            Percent of
Beneficial Stockholder                 of Beneficial Ownership      Class (1)(2)
----------------------                 -----------------------      ------------

Kelly Music & Entertainment Corp.          1,728,745                   10.05%
250 West 57th Street
New York, NY 10019

Alvin Pock                                   936,727                    5.5%
595 Stewart Avenue
Garden City, New York 11530

Gary Segal                                   913,251                    5.4%
6007 Ft. Hamilton Parkway
Brooklyn, New York 11219

Michael Sonnenberg (5)                     1,005,020                    5.84%
595 Stewart Avenue
Garden City, New York 11530

Casa di Cura Dr. Pederzoli Spa (4)         2,500,000                   12.69%
c/o George Sandhu
The International Investment Group
17 State Street, 18th Floor
New York, New York 10004

Erno and Rachel Bodek (6)                  3,200,000                   15.68%
c/o Victoria Sales Corporation
541 West 21st Street
New York, New York 10011

Beneficial Owners as a group (3)           8,652,897                   48.03%

------------------------------------------
Notes to table of non-management beneficial shareholders

(1) There were 17,206,157 shares of common stock outstanding as of December 14, 1999.

(2) Except as described in footnote (3) below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to the information contained in this table and these notes.

(3) As set forth in this table, there are seven individuals or entities who are not members of our management each of whom individually owns 5% or more of our common stock. In addition to these individuals, there is a large group of individuals who constitute beneficial owners of our common stock pursuant to the terms of a Stockholders Agreement dated May 7, 1998. Under the Stockholder's Agreement, its 35 signatories are required to vote their respective shares of stock identified in the Agreement as a class under certain circumstances. The names of the 35 signatories and their respective ownership interests are set forth in
         Exhibit 99.1 of this document. As a result, the signatories as a group may constitute beneficial owners of our common stock although only a few individually own more than 5% of our common stock. The voting and certain other provisions of the Shareholders Agreement have been rescinded by 16 of the signatories to the Shareholders Agreement. We believe it is the position of the signatories to the Shareholders Agreement that they do not constitute a "group" as such term is defined under Rule 13(d)(3) promulgated under the Securities Exchange Act of 1934, as amended.

(4) Represents shares issuable upon the conversion of preferred stock to common stock at $.60 per share. See Note 6 of the attached Financial Statements.

(5) Includes 14,285 warrants to purchase our common stock at $.75 per share.

(6) Includes 2,000,000 30-month warrants to purchase our common stock at $1.25 per share and options to purchase 1,000,000 shares of common stock at $.50 per share expiring on December 31, 1999.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the share ownership of our common stock by its officers and directors, both individually and as a group, and by the record and/or beneficial owners of more than 5 percent of the outstanding amount of such stock as of December 14, 1999:

                SHARES OF COMMON STOCK OWNED BENEFICIALLY AND OF
                              RECORD BY MANAGEMENT
Title of
Class of
Stock             Name and Address          Amount and Nature         Percent of
Owned(1)(2)       of Beneficial Owner       of Beneficial Ownership   Class
-----------       -------------------       -----------------------   -----

Common            Steven A. Horowitz              2,873,792(3)         15.98%
                  c/o CDKNET.COM, INC.
                  595 Stewart Avenue, Suite 710
                  Garden City, NY 11530

Common            Andrew J. Schenker                 73,367(4)          *
                  c/o CDKNET.COM, INC.
                  595 Stewart Avenue, Suite 710
                  Garden City, NY 11530

Common            Anthony J. Bonomo                  50,000(5)          *
                  c/o CDKNET.COM, INC.
                  595 Stewart Avenue, Suite 710
                  Garden City, NY 11530

Common            Shai Bar-Lavi                     750,000(6)          4.18%
                  c/o CDKNET.COM, INC.
                  595 Stewart Avenue, Suite 710
                  Garden City, NY 11530

Common            Keith A. Fredericks                10,000(7)          *
                  c/o CDKNET.COM, INC.
                  595 Stewart Avenue, Suite 710
                  Garden City, NY 11530

Common            Michael W. Jolly                   10,000(7)          *
                  c/o CDKNET.COM, INC.
                  595 Stewart Avenue, Suite 710
                  Garden City, NY 11530

Common            Russell A. Kern                   143,333(8)          *
                  c/o CDKNET.COM, INC.
                  595 Stewart Avenue, Suite 710
                  Garden City, NY 11530

Common            Tom Ross                          150,000(9)          *
                  1480 San Reno Drive
                  Pacific Palisades, CA 90272

All officers and directors                       4,060,492(10)         21.26%
as a group (8 persons)

---------------------------------------
Notes to table of beneficial shareholders

*Denotes less than 1%

(1) There were 17,206,157 shares of common stock outstanding as of December 14, 1999. This table does not include options to purchase 10,000 shares of our common stock under the Plan held by Mr. Keith Fredericks, formerly our Sr. Vice President of Software Development and Chief Technical Officer. Mr. Fredericks resigned effective December 17, 1999.

(2) Except for the limitations set forth in the Shareholders Agreement dated May 7, 1998, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to the information contained in this table and these notes. See Exhibit 4.3.

(3) This table includes options to purchase 750,000 shares of the Company's common stock under the Plan, and 28,571 two-year Warrants to purchase common stock. Mr. Horowitz is the Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer and Secretary of the Company. The total includes 750,000 stock options granted under the Company's 1998 Equity Incentive Plan (the "Plan"). This figure does not include 150,000 warrants issued to Horowitz, Mencher, Klosowski & Nestler P.C., a law firm controlled by Mr. Horowitz, in connection with a loan and loan extension. On November 16, 1999, Mr. Horowitz renounced, for no future consideration, 750,000 options (granted on August 1, 1999 and expiring on July 31, 2004) to purchase shares of the Company's common stock at $1.00 per share.

(4) This table includes options to purchase 50,000 shares of the Company's common stock under the Plan. Mr. Schenker is a director of the Company.

(5) This table includes options to purchase 50,000 shares of our common stock under the Plan. Mr. Bonomo is one of our directors.

(6) This table includes warrants to purchase 750,000 shares of our common stock under the Plan. Mr. Bar-Lavi is our President.

(7) This table includes options to purchase 10,000 shares of our common stock under the Plan. Mr. Jolly is our Executive Vice President, Entertainment Group.

(8) This table includes options to purchase 143,333 shares of our common stock under the Plan. Mr. Kern is our Executive Vice President and General Manager.

(9) This table includes options to purchase $150,000 shares of our common stock pursuant to his employment agreement. Mr. Ross is President of the Entertainment Group.

(10) Includes all stock options (1,163,333 shares of common stock) and 1,528,571 Warrants owned by officers and directors.

                            DESCRIPTION OF SECURITIES
                            -------------------------
Common Stock
------------

We are authorized to issue 40,000,000 shares of common stock of $0.0001 par value, per share and 5,000,000 authorized shares of preferred stock. The authorization to issue preferred shares were made by a resolution of the Board of Directors and were voted upon by the shareholders. Each share of our common stock, when fully paid for, will be validly issued and outstanding, is entitled to one vote on all matters to be voted on by shareholders, is entitled to equal dividends when and as declared by the Board of Directors from funds legally available therefore, and is entitled to a pro rata share of our net assets in the event of dissolution, liquidation or winding up of the Company.

Preferred Stock
---------------

Our preferred stock may be issued from time to time, by resolution or resolutions of the Board of Directors, in one or more series. While each series of preferred stock may be assigned different rights, conversion rights, redemption rights, liquidation rights, voting rights and rights regarding sinking fund or redemption or purchase accounts, all of the shares of each series shall be identical in all respects to the other shares of such series.

Series A Preferred Stock
------------------------

Our Series A Preferred Stock has voting rights and ranks as follows with respect to dividend rights and rights upon liquidation, winding up and dissolution: (a) senior to any other series of Preferred Stock (except as established by the Board of Directors), (b) on parity with any other series of Preferred Stock established by the Board of Directors, and (c) prior to any other of our equity securities, including our common stock.

Stockholders' Agreement
-----------------------

We have entered into a Stockholders' Agreement with a group of shareholders on May 7, 1998 which sets forth their agreement regarding the disposition of specified shares of our common stock. The agreement provides for a right of first refusal, initially to the non-selling shareholders and secondarily to us on the same terms and conditions as any bona fide third party offer and also requires a 100% disposition of the selling shareholder's interest. Excluded from this provision are transfers to family members or trusts for the benefit of family members or in the event of death. Furtherm, the shareholders agreed to sell and/or transfer their stock pursuant to the terms of any bonafide third party offer to acquire not less than a majority of our outstanding stock or to merge with us. The restrictions terminate upon the closing of an initial public offering of stock by us. The shareholders agreed to vote for Steven A. Horowitz as a director until such time as he resigned from the position. However, 16 of the 35 signatories to the agreement have signed an amendment to the agreement rescinding the voting and certain other provisions of the agreement and we anticipate obtaining the remaining signatures in the near term. See Exhibit 4.2.

To date, the Company has not paid a cash dividend.

                             REPORTS TO SHAREHOLDERS
                             -----------------------

We intend to furnish our shareholders with annual reports of our operations, containing financial statements. We will also file annual and quarterly reports as required by the Securities Exchange Act of 1934, as amended.

                                 TRANSFER AGENT
                                 --------------

Our transfer agent is Interwest Transfer Company, 1981 East 4800 South, Suite 100, Salt Lake City, UT 84117, (801) 272-9294.

                              AVAILABLE INFORMATION
                              ---------------------

We are subject to the reporting requirements of the Securities Exchange Act of 1934 by virtue of the fact that on October 7, 1999 we filed a Registration Statement on Form 10-SB -- together with all amendments and exhibits -- with the Commission. Our Form 10-SB became effective on December 7, 1999, however, the Commission is still reviewing it. This Prospectus, together with all attached amendments and exhibits, is filed under the Securities Act of 1933 with respect to the shares of common stock offered.

A copy of our filings with the Commission may be inspected by anyone without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of our filings may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and its public reference facilities in New York, New York and Chicago, Illinois, upon the payment of the fees prescribed by the Commission. Our filings are also available through the Commission's Web site at the following address: http://www.sec.gov.

                                  LEGAL MATTERS
                                  -------------

The validity of the securities offered hereby will be passed upon for us by Foley, Hoag & Eliot LLP, Boston, Massachusetts.

                                     EXPERTS
                                     -------

Our financial statements as of June 30, 1999 and for the year then ended and the period October 1, 1997 (date of inception) to June 30, 1998, included in this Prospectus have been included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, given on the authority of that Firm as experts in auditing and accounting.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
              ----------------------------------------------------
                         FOR SECURITIES ACT LIABILITIES
                         ------------------------------

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                       ORGANIZATION WITHIN LAST FIVE YEARS
                       -----------------------------------

We are a holding company formed under the laws of the State of Delaware. Our executive offices are located at 595 Stewart Avenue, Suite 710, Garden City, New York 11530. The following is our corporate history:

On August 20, 1997, Creative Technology, LLC, a limited liability company organized under the laws of the State of New York was formed to operate technology related enterprises and began operations on October 1, 1997.

October 1, 1997, Technology Applications, LLC, a limited liability company organized under the laws of the State of New York, was formed to operate technology related enterprises.

In October 1997, Creative Technology contributed capital of approximately $750,000 and subordinated loans of $750,000 in exchange for a 40% interest and voting control in Technology Applications. Kelly Music and Entertainment Corp., a Delaware Corporation, was founded in 1995 to operate technology related enterprises. Kelly Music contributed all of the intellectual property (which now forms the core of our products and certain other assets) to Technology Applications in exchange for a 40% member interest in Technology Applications. Alvin Pock and Robert Kelly, both principals of Kelly Music, contributed notes (some of which were collateralized) of Kelly Music and received ownership interests of 12.5% and 7.5%, respectively.

On February 4, 1998, Technology Applications changed its name to CDKnet, LLC.

On May 7, 1998, Technology Horizons Corp. was formed as a Delaware corporation to operate technology related enterprises. On that same day, Technology Horizons purchased 100% of the ownership interests of Creative Technology in exchange for 6,000,000 shares of Technology Horizons common stock, acquiring Creative Technology as a wholly owned subsidiary.

On May 21, 1998, Technology Horizons merged with International Pizza Group, Inc., a Florida corporation that was inactive but had its common stock traded on the Over-the-Counter Bulletin Board under the symbol "IPZZ." As a result of the merger, Technology Horizons acquired the net assets of International Pizza and began trading on the Over-the-Counter Bulletin Board on May 21, 1998, under the symbol "THCX.".

On June 2, 1998, Creative Technology, Kelly Music, Pock, Kelly and CDKnet, LLC agreed to covert $336,976 and $93,750 of debt which CDKnet, LLC owed to Creative and Pock into additional ownership interests of 8% and 2.5%, respectively. Accordingly, the ownership interests of Kelly Music and Kelly were reduced to reflect the increased ownership of Creative Technology and Pock. Following this debt conversion, the ownership of CDKnet, LLC was as follows; Creative Technology 48%, Pock 15%, Kelly 5.85% and Kelly Music 31.15%. Shortly thereafter, by Agreement dated June 3, 1998 between Creative Technology, Kelly Music, Pock, Kelly and CDKnet, LLC, CDKnet, LLC forgave $800,000 of debt which Kelly Music owed CDKnet, LLC in exchange for Kelly Music's surrender of a 5% ownership interest, thereby increasing the combined ownership of Pock, Kelly and Creative Technology by an aggregate of 5%. Following this transaction, the ownership of CDKnet, LLC was as follows: Creative Technology 51.5%, Pock 16.1%, Kelly 6.25% and Kelly Music 26.15%. Additionally, by agreements dated June 3, 1998, Kelly and Pock assigned their respective 6.25% and 16.1% interests in CDKnet, LLC to Technology Horizons, receiving in exchange 363,636 and 936,727 common shares of Technology Horizons, respectively. Following these transactions, Technology Horizons held a 22.35% direct ownership interest in CDKnet, LLC bringing its total direct and indirect ownership to 73.85%.

On July 8, 1998, Technology Horizons entered into an agreement that was subsequently amended to purchase Kelly Music's remaining 26.15% ownership interest in CDKnet, LLC for $5,171,122, payable in a combination of 1,883,635 common shares of Technology Horizons and debt retirement, and a cash payment of $65,000 raising Technology Horizons' direct interest in CDKnet, LLC to 48.5%. Creative Technology held the remaining 51.5%.

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

On December 16, 1998, Technology Horizons changed its name to CDKNET.COM, INC. and, on December 18, 1998, began trading on the Over-the-Counter
Bulletin Board under the symbol of "CDKX".

We have not had any other material organizational changes or any additional acquisitions or mergers since December 1998.

We currently have two wholly-owned subsidiaries, Creative Technology and CDKnet, LLC. We directly own 100% of Creative Technology and 48.5% of CDKnet, LLC. Creative Technology owns the remaining 51.5% ownership interest of CDKnet, LLC, giving us an indirect 100% ownership interest of CDKnet, LLC. We conduct our business through CDKnet, LLC. Our manufacturing, research and development is conducted out of CDKnet, LLC's office located at 250 West 57th Street, Suite 1101, New York, New York 10019. Our offices may be contacted by telephone at 212-547-6050 or on our website at: WWW.CDKNET.COM.

                             DESCRIPTION OF BUSINESS
                             -----------------------

We have developed a multimedia technology, called CDK(TM), which integrates audio, video and Internet connectivity on a standard compact disc. Our technology enables users to create their own personalized CDs simply by visiting a Website. These custom CDs play audio and display videos on a full-screen, using high-quality videos and digital technology. The custom CDs also include software applications and targeted Web links.

Our targeted industries include: (1) entertainment (music, movies and TV); (2) travel and tourism; (3) professional sports; (4) financial services; (5) education; (6) toys/games; (7) fashion; (8) food/cooking; (9) automotive; and,
(10) healthcare. Our primary customers and/ or strategic partners include Peterson's, AtomicPop, Central Park Media, CollegeMusic.com, Megaforce Records and DreamWorks Records. We believe that there are six main companies currently offering custom audio CD development. These companies are Musicmaker.com, Customdisc.com, CDUCTIVE, Amplified.com, K-Tel.com, and EZCD.com. However, we believe that none of these companies offers custom multi-session CD development.

1.  GENERAL

Our unaudited financial statements for the period July 1, 1999 to September 30, 1999, reflect $23,663 in net revenues. We generated $474,344 in net revenues in the year ended June 30, 1999 relating to the CDK(TM) technology. $317,810 of such revenues from CDK(TM) technology came from two customers, one of which accounted for approximately $241,915. We intend to establish three principal revenue streams: (1) sale of custom CDs, (2) sale of Web links and Web advertising, and (3) development and use fees. We are currently capable of providing services in each of these areas.

We have received an infusion of $1,037,500 in capital since October 1, 1999. We plan to decrease our need for substantial additional working capital by continuing to outsource production capabilities, expand business development efforts and implement marketing programs.

As of December 14, 1999, we had 17,206,157 shares of common stock issued and outstanding. Of these shares, 2,191,602 shares are restricted stock owned by our directors and key employees. The remaining 15,014,555 shares are owned by approximately 79 shareholders, 7 of whom we believe hold more than five percent (5%) ownership of the Company. On October 7, 1999, our stock was deleted from the Over-the-Counter Bulletin Board. Our common stock is currently being traded on the so-called "Pink Sheets" under the symbol "CDKX."

2.  INDUSTRY

         A.       OVERVIEW

Internet usage has increased dramatically in the last decade. As a result, many new personal and commercial applications have been developed for Internet users and, increasingly, consumers are conducting business through Internet applications. We believe that web-connected multimedia CDs will be one of the next significant applications of the Internet. Web-connected, Multimedia CDs contain audio, video and HTML (or, HyperText Markup Language, the underlying "code" for Web pages) all navigable by a standard web browser. Our CDK(TM) technology forms the foundation multimedia for CD-ROM authoring, production, and custom online compilations.

We believe there is strong market potential for CDK(TM) technology across various industries. Target industries include:

   -- Entertainment (music, movies, TV)    -- Toys/Games
   -- Travel & Tourism                     -- Fashion
   -- Professional Sports                  -- Food/Cooking
   -- Financial Services                   -- Automotive
   -- Education                            -- HealthCare

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

The premiere companies in each of these industry categories have fully developed Websites with significant user traffic, lending themselves as prime candidates for the MixFactory(TM) operation. We believe that the industry will become more competitive. Our inability to compete in the market will have a material affect on its business operations.

         B.       COMPETITION

While other companies have the potential to develop web-based, audio and video, custom CDs, we believe that none offer the economic, development or quality advantages of our CDK(TM) and MixFactory(TM) technology. We believe that there are six main companies currently offering custom audio CD development. These companies are Musicmaker.com, Customdisc.com, CDUCTIVE, Amplified.com, K-Tel.com, and EZCD.com. However, we believe that none of these companies offers custom audio and video CD development. In an effort to further secure a strong position in the marketplace, CDKnet, LLC has submitted patent requests for certain aspects of our technology. Finally, we believe that other companies, including established Internet companies, software companies and companies in the entertainment business could enter this business and become competitors.

3.  PRODUCTS AND SERVICES

         A.       PRODUCTS AND SERVICES

We have developed and are marketing the following products and services:

         CDK(TM) TECHNOLOGY

CDK(TM) technology combines CD digital audio (i.e., audio tracks that are playable on both home stereo systems and personal computers) full-screen video and integrated web links through a browser interface. A browser interface is the main interface page that is presented when the CD is placed in a personal computer. Our technology allows video playback at the full-screen size of the video monitor and at full-motion (the industry standard of 30 frames per second). The browser interface also allows easy linking to other Web sites through the CDK interface page.

The CDK(TM) HTML authoring system -- the process for creating Web pages -- is used by CDKnet, LLC to produce custom HTML interface pages for specific clients in about a day. The Company has proprietary techniques for creating full-motion, full-screen video playback from using a CD. Any user with a PC of at least 166MHZ or Macintosh G3 can order custom audio and video CDs.

CDK(TM) has been engineered to offer compatibility with the majority of CD-ROM drives on the market. We believe that we have achieved a high level of reliability, as evidenced by extensive testing and major CDK(TM) releases, and we believe this reliability will provide a major competitive advantage over other multisession (i.e., both audio and video) CDs in the

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

market. Additionally, the CDK(TM) system is engineered for mass-production. The integration of the complete file structure of the CDK(TM) is automated. Audio, video and HTML assets can be placed in the production templates created by us for a fast turn-around time for the creation of CDKs.

         MIXFACTORY(TM) CUSTOM MANUFACTURING

MixFactory(TM) is a custom, multi-session CD manufacturing system built upon CDK(TM) technology. The entire system is automated so that little human intervention is required for the custom manufacturing process. Based on our review of current custom-CD operations in the marketplace, we believe that MixFactory(TM) is a unique system.

To create a custom CD, a user visits a Website and selects a compilation of audio, video, or other content titles. Titles are browsed and/or searched and audio/video clips are previewed through an easy to use interface. After selecting the compilation, the user personalizes the disc by selecting artwork for the disc label, cover and HTML interface.

The MixFactory(TM) system allows multimedia content providers -- such as, music labels, major sports leagues, pharmaceutical companies, travel-related organizations as well as companies within the fashion industry -- to offer their assets on a customized basis, either as promotional content or as full retail products. For example, a visitor to the CollegeMusic.com Website will be presented with a MixFactory(TM) link that will enable the user to develop a custom CD consisting of available site content. This content will include video and audio tracks of live music performances from major nightclubs across the United States.

We plan to form agreements with multiple content providers. We are not looking to license content through such agreements. Rather, we are looking to license MixFactory technology to the content providers (owners). Therefore, we will not be in danger of violating any intellectual property rights. For example, the College Music Mixfactory website enables fans to create custom CDs containing music videos as well as audio tracks. The CD will also contain integrated Web links to the College Music Website driving targeted traffic.

We expect to leverage the planned MixFactory.com(TM) Website to serve as a link (or portal) to other Web sites that provide digital entertainment content. Initially, MixFactory.com(TM) is expected to serve as a point of content distribution for independent music artists and labels with links to other MixFactory(TM) sites. Ultimately, we expect the site will have extensive search and browse capability that will guide the user to a wide range of digital entertainment Websites and content. We also plan that the portal will provide a custom-CD recording (also called, "burning") service for users who want to download digital content but do not have the bandwidth and equipment to download and burn their own CD at home.

We believe some of the specific benefits of the MixFactory(TM) model to the content provider include:

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

O a new marketing platform for goods and services that drives Web traffic and provides valuable customer information from both buyers and non-buyers;
0    the opportunity to leverage marketable inventory that was previously
     "dormant";
O    attractive operating efficiencies (e.g., no added inventory costs);
O    targeted mailing lists;
O    new advertising revenue opportunity on customized CDs;
O    return hits to the content provider's Website direct from the customized
     CD; and
O    cross-promotion from the MixFactory.com(TM) Website

Additional possible sources of income for us from the MixFactory(TM) operation include advertising revenues from the MixFactory.com(TM) Website and possible revenue sharing from advertising on our partners' MixFactory(TM) sites. We also plan to charge content providers a nominal fee for digitizing audio and video assets above a specified level.

The MixFactory(TM) operation is designed to be a complete end-to-end E-commerce solution, including production, payment processing and fulfillment. Once the user confirms the content selections and completes a credit card transaction, the selected titles are queued from storage to a Compact Disc Recordable ("CD-R") burning workstation. The customer's tracks are formatted into the industry standard Red Book audio session along with an iso9660 (or data session on a CD-ROM) and transferred together to the CD-R (disc). The automated workstation transfers the complete CD-R to the CD printer where the user-selected label is printed onto the surface of the CD-R.

In parallel with the transfer of the tracks to the CD-R, the custom packaging materials are printed. That is, as soon as the job is queued for burning, the printed job is also queued to the printer. Packing and shipping of the finished product is currently the only manually operated step in the process. We are currently investigating equipment that will automate the packing process.

         MIXFACTORY.COM(TM) PORTAL SITE

We expect MixFactory.com(TM) to serve as a Web portal for digital multimedia content, including music, movies, and game demos. We plan to design the site so that consumers will be able to search and browse for content, select items to include on their custom CD and purchase the CD. Once the CD is received, the consumer will be able to view the information on the CD via his or her personal computer and link back to related web pages through targeted links included on the CD.

We believe the main consumer advantage derived from the MixFactory(TM) portal site is the ability to receive high-quality, high-bandwidth digital assets without waiting hours for the files to download. The content provider may also derive advantages from the MixFactory(TM) site including, possibly, a new distribution channel, a reliable consumer database/mailing list, as well as return hits to the content provider's website.

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

We believe that from a technical standpoint, the custom-burning service that MixFactory.com(TM) plans to provide is a unique application. The ability to select files (from various Websites) to include on a custom CD, send that information to the MixFactory(TM) server and then have a custom CD created and shipped is a service that, to our knowledge, does not currently exist on the Internet.

         B.       RESEARCH & DEVELOPMENT

Through the fiscal year ending June 30, 1999, we expended $343,000 on research and development of its products and services. Between July 1, 1999 and September 30, 1999, we have expended approximately $108,000 on research and development. We anticipate that our research and development costs will increase during fiscal 2000.

Among our various activities, we are transitioning to a Unix-based manufacturing system and are developing products and services which will deliver customized and client specific information to customers. We are continuing development of both the newly released CDK 2.0 technology as well as MixFactory(TM), our customized multimedia CD system.

Additionally, we are currently in the process of developing a new desktop feature called a "software based communication module" that will enabling marketers to send targeted electronic messages to consumers. We will distribute the module through Web-connected multimedia CDs.

During fiscal 1999 and through September 30, 1999, we continued to enhance the value of its product/service offerings through ongoing research and development efforts. Specifically, we are engaged in the following internal projects:

O An enhanced version of CDK(TM) (1.5) that is Macintosh compatible. This version was released on June 10, 1999.
O Development of the next generation of CDK(TM) software. The 2.0 version feature list includes Macintosh compatibility, a reduced installation set as well as improved video performance. This version was released on August 9, 1999.
O Efforts are underway to integrate the new Digtial Versatile Disc (commonly referred to as "DVD") manufacturing capability into the MixFactory(TM) system. This effort includes DVD-R writer to the robotic manufacturing system and the integration of DVD authoring tools into the MixFactory(TM) system.

Recognizing that high-speed Internet access will ultimately become available to a wider audience, we are evaluating other opportunities to take advantage of this technology.

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

4.  SALES AND MARKETING

         A.    STRATEGY

Our business model is based on three revenue streams. The first revenue stream is the sale of custom CDs to consumers through MixFactory.com(TM) and MixFactory(TM) partner sites. We plan to make MixFactory(TM) technology available to content providers enabling them to promote or sell their wares on a customized basis. In exchange for a per disc manufacturing fee, the content provider receives the right to utilize the Mix Factory(TM) services on their website(s). This scenario also includes content licensed by us that is then sold through our Website. We expect to receive direct revenue from the sale of custom CDs. The MixFactory agreements we currently have in place including:

o    Central Park Media (live site),
o    Megaforce Records (live site),
o    AtomicPop (scheduled to launch in January 2000),
o    CollegeMusic.com (live site), and
o    Peterson's (launch TBD).

Sales will be made via the Web through client-specific MixFactory sites that will be linked from MixFactory.com.

The second revenue stream is the sale of Web links and Web advertising on MixFactory.com(TM) and MixFactory(TM) partner sites. Digitization fees associated with preparation of partner content is expected to add to these proceeds.

The third and final revenue stream is expected to be derived from development and use fees for client-specific CDK(TM)s. Client-specific CDKs refer to our core product, the Web-connected multimedia CD. Past clients for this product (CDK 1.0) include Citibank, Pfizer, Montana Power Company, Sandals Resorts and the New York Knicks. We are currently developing other business in this sector with the new version of the product, CDK 2.0.

We believe that the combination of custom-CD sales, Web advertising revenue and client-specific CDK(TM) development fees provides a powerful, yet diverse, revenue engine for us.

Of the three revenue streams, two are currently generating revenue -- development and use fees for client-specific CDKs and the sale of custom CDs. We have placed significant emphasis on research and development during the first eight months of 1999. From January 1999 to August 1999, we completed CDK 1.0 projects for companies including Pfizer and the Montana Power Company. The new version of our product, CDK 2.0, has only been available since August. Since that time, we have generated revenue through client-specific CDK 2.0 discs for Maverick Records and WorldWest Communications. There are a number of CDK 2.0 projects that are currently pending. Custom CD sales, which are minimal at the moment, are expected to increase as we sign up additional content providers. The third revenue stream, sale of Web links and Web advertising has not yet been achieved.

         B.    PLAN OF OPERATION

Effective August 1, 1999, we hired Tom Ross as President of the Entertainment Group. Mr. Ross will head our planned office in Los Angeles, California which will focus on business development within the entertainment industry. Our operational plan for fiscal 2000 also includes: (1) moving custom, multimedia CD operations (i.e., MixFactory(TM)) to a higher volume, lower rent production environment; (2) forming strategic alliances with a digital video services company to meet increasing demand for these services; and (3) signing up MixFactory(TM) partner sites across various industries.

We plan to raise additional financing to fund our operations through sales of our products and services as well as through private placements of equity securities. We need to raise such financing to continue our operations. If we are not successful, we may have to seek protection of the bankruptcy courts.

         C.       MATERIAL AGREEMENTS

We consider the following agreements to be material to our ability to provide our customers with our products and services:

     O Agreement between CDKnet, LLC and Peterson's, a division of International Thomson Publishing, Inc., executed on March 19, 1999. Under the agreement, Peterson's will promote and provide a link on its relevant web sites, including CollegeQuest, to the Campus Video Program. Peterson's will also provide CDKnet, LLC video content received from participating institutions, which CDKnet, LLC will digitize, store and make available through its Campus Video web site. CDKnet, LLC, in turn, will: (1) provide the technology and service necessary to digitize and store the campus tour videos, (2) process orders, (3) set up and replicate the CDK with the videos selected by the student, and (4) send the completed CDK to the student. Peterson's shall be responsible for obtaining any and all rights, licenses, clearances, releases, or other permissions necessary for the parties to perform their respective duties under the agreement. The parties will divide revenues from the sales pursuant to a schedule agreed upon in the agreement.

     O Agreement between CDKnet, LLC and CollegeMusic, Inc. entered into in August 1999 under which the parties will develop a CollegeMusic MixFactory Web site. The new Web site will enable CollegeMusic fans to create a custom CD containing music videos as well as audio tracks. The CD will also create integrated Web links to the CollegeMusic Web site driving targeted traffic. The cost of the Web site is free to CollegeMusic, however we will keep all proceeds from shipping and handling of the Cds.

     O Agreement between CDKnet, LLC and Central Park Media Corporation dated March 29, 1999 under which the parties will via the Internet create, market

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

         and take orders for custom video-based CDs produced with CDK(TM) technology. We will set up the Web site at no charge. In return, Central Park Media will insert a MixFactory.com link on its Web sites in order to promote, market, and advertise MixFactory.com's Japanese animation, Amine and/or other content. We will receive a per CD fee for all sales. Central Park Media shall obtain any and all rights, licenses, clearances, releases, or other permissions necessary for the parties to perform their respective duties under the agreement.

     O Agreement between CDKnet, LLC and DreamWorks Records Corporation in October 1999 under which DreamWorks will license from CDKnet, LLC the CDK technology, in order to produce Web-connected CDs containing content supplied by DreamWorks. We will receive a fee per master CD. DreamWorks shall be responsible for obtaining any and all rights, licenses, clearances, releases, or other permissions necessary for the parties to perform their respective duties under the agreement.

     O Agreement between CDKnet, LLC and Atomic Pop LLC dated October 25, 1999 under which we will license to Atomic Pop the CDK technology in order to produce Web-connected CDs containing content supplied by Atomic Pop. We will receive a fee per master CD. Atomic Pop shall be responsible for obtaining any and all rights, licenses, clearances, releases, or other permissions necessary for the parties to perform their respective duties under the agreement.

     O Agreement between CDKnet, LLC and Megaforce Records dated September 1, 1999 to create a Megaforce Records Web site at no charge. The Web site will use MixFactory technology to enable users to the site to create customized and personalized multimedia CD. Consumers will choose from Megaforce artist's video and audio content to create a customized CD. We will receive the proceeds of the from shipping and handling as well as a per CD fee.

5.       INTELLECTUAL PROPERTY RIGHTS

We rely on copyrights, trademarks, patents, trade secret laws and contractual restrictions to establish and protect our proprietary rights in our services and products. We do not have any patented technology at this time that would limit competitors from entering our market. However, we have a patent application pending for the basic CDK(TM) technology. The patent application covers the format of a multisession, digital encoded recording medium navigable by an Internet browser.

Our intellectual property counsel informed us that some claims of this patent application have been allowed and the issue fee has been paid. Issuance of the patent is expected soon. The intellectual property counsel has filed a continuation application to separate the earlier rejected claims into a new application, which intellectual property counsel will continue to prosecute in the U.S. Patent and Trademark Office.

No assurance can be given that a patent will issue or that if a patent does issue that it will be broad enough to provide significant protection to the Company. Our management believes that the steps taken by us to protect its intellectual property are consistent with industry standards for online, custom CD companies today.

We also rely on third-party software licenses, such as Microsoft Development Network (MSDN), which provides software development tools. All employees and contractors are required to and have entered into confidentiality and invention assignment agreements. Suppliers, distributors and customers are also required to enter into confidentiality agreements.

To date, we have received no notification that our services or products infringe the proprietary rights of third parties. Third parties could however make claims of infringement in the future. Any future claims that do occur may have a material adverse affect on our business.

Our licensing agreement entered into on November 16, 1999 with Asia Pioneer, Ltd., a Hong Kong-based Internet technology company serving the Chinese-speaking world population. The agreement grants Asia Pioneer the right to our Web-connected multimedia CD technology as well as MixFactory(TM) technology to offer customized multimedia CDs through Asia Pioneer's new Web site beatasia.com. Beatasia.com is a comprehensive music entertainment Web site and is known as "the heartbeat of Asia." Rights extended in the agreement cover the worldwide Chinese speaking community. In exchange for these rights, we will receive a 4.89% in Asia Pioneer at the completion of the underlying services. The parties also entered into a Subscription Agreement under which Asia Pioneer will purchase shares of our common stock.

We have the following trademarks:

         --       Pending
                  -------
                  TM: CDK
                  Serial No. 75/426,937 - Filed February 2, 1998
                  Our Docket No. 55716

         --       Pending
                  -------
                  TM: MIX FACTORY
                  Serial No.
                  Our Docket No. 59365


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

6.       EMPLOYEES

As of September 30, 1999, we had 13 full-time and 1 part-time employees. While sourcing and recruiting appropriate technical personnel is often difficult and competitive, we expect that our need to recruit additional personnel in the future will not negatively affect our operations. Management believes that our employee relations are good, and none of our employees are represented by a collective bargaining unit.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
            ---------------------------------------------------------

This prospectus and the documents incorporated by reference contain forward-looking statements based on current expectation, estimates and projections about our industry, management's beliefs and assumptions made by management. All statements, trends, analyses and other information contained in this report relative to trends in the Company's financial condition and liquidity, as well as other statements, including, but not limited to, words such as "anticipate," "believe," "plan," "intend," "expect," "predict," and other similar expressions constitute those statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict. Accordingly, actual results may differ materially from those anticipated or expressed in the statements. Potential risks and uncertainties include, among others, those set forth below. See "Risk Factors" above. Particular attention should be paid to the cautionary statements involving the Company's limited operating history, the unpredictability of its future revenues, the unpredictable and evolving nature of its business model, the competitive online, multimedia CD industry and the risks associated with capacity constraints, systems development, management of growth and business expansion, as well as other risk factors.

1.       GENERAL

We expect to receive funds from the sale of our products and services, including licensing agreements such as the deal with Asia Pioneer as well as private financing. We have also funded our operations through equity financing and convertible debt financing and have had no lines of credit or other similar credit facility available to us. Our recent efforts to raise capital through equity financing have been successful, providing near-term operating capital. We intended to reduce operating expenses through our continued policy of outsourcing of production.

Additionally, we have successfully accomplished the initial stages of our fiscal 2000 operating plan with the hiring of Tom Ross to head our Entertainment Group in Los Angeles, California. Nevertheless, we continue to rely on our ability to raise money through equity financing to finance all of our business endeavors. To date, we have focused our funds on the development of CDK(TM) products (including CDK(TM) 1.0, CDK(TM) 2.0, and Gameplayer 2.0) and our new E-commerce facility MixFactory.com(TM).

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

Our current business development efforts include both full-time employees as well as outside consultants. Consultants are compensated on a performance basis. From a marketing standpoint, we continue to 1) maintain a corporate Web site which solicits feedback from potential clients; 2) appear at relevant trade shows and seminars; and 3) retain a public relations firm to service corporate announcements to the press. In the near term, we will continue to focus on generating revenue from the sale of client-specific CDKs as well as MixFactory custom CD services. Moving forward, we expect to place increasing emphasis on the desktop, direct marketing application and the Communications Module which is in development.

Our history of operating losses continues to raise doubt about our ability to continue operations although success at recent financing efforts and a new licensing agreement with Asia Pioneer has somewhat lessened that doubt. The Asia Pioneer agreement provides us with $150,000 infusion of capital each month for six months until May 2000 and, therefore, serves as a liquidity and capital resource. Additionally, the parties have entered into a technology and license agreement which gives us a 4.89% interest in Asia Pioneer at the completion of the underlying services in exchange for a license to use certain CDK(TM) technology. Our ownership interest in Asia Pioneer can be sold in the event we need a cash infusion.

However, if we are unable to obtain significant additional financing or otherwise obtain working capital to fund our operations, we may be obliged to seek protection of the bankruptcy courts. Our independent certified public accountants have added an emphasis paragraph to their report on our consolidated financial statements as of June 30, 1999 and for the year ended June 30, 1999, and in the period October 1, 1997 (date of inception) to June 30, 1998, relating to factors that substantial doubt about our ability to continue as a going concern. The factors cited by them include the following:

     O   continued losses
     O   use of significant cash in operations
     O   lack of sufficient funds to execute our business plan

During the period July 1, 1999 to September 30, 1999, we raised a total of $310,000 from the following private placement of equity:

     O On August 9, 1999, we raised $155,000 from Y2G.com, Inc. through the issuance of 216,000 shares of common stock. On September 8, 1999, we sold Y2G an additional 116,000 shares of common stock for $155,000.

During the period October 1, 1999 through November 16, 1999, we raised a total of $1,037,500 from the following placement of equity:

     O On November 16, 1999, we entered into a Subscription Agreement with Asia Pioneer where we raised $100,000 from Asia Pioneer through the issuance of 200,000 shares of common stock, along with six allotments to purchase an additional 300,000 shares of common stock per month at $150,000 per allotment. The allotments will be fulfilled in May 2000. The parties also entered into a Technology and License Agreement on the same day.

     O On November 1, 1999, we raised $500,000 from Erno and Rachel Bodek through the issuance of 1,000,000 shares of common stock, along with 30-month Warrants to purchase an additional 200,000 shares of common stock at $1.25 per share, and an option to purchase another 2,000,000 shares of common stock at $.50 per share which shall expire on December 31, 1999.

     O On November 2, 1999, we raised $437,500 through the issuance of 1,250,000 shares of common stock to four investors (The Gross Foundation, Inc., Fox Distribution, Inc., Steven A. Horowitz, and Michael Sonnenberg) along with two-year warrants to these investors to purchase an additional 125,056 shares of common stock.

During fiscal 1999, we raised a total of $2.1 million from the following private placements of debt and equity:

     O Between September 4, 1998 and January 21, 1999, we raised $600,000 through the issuance of $600,000 in 6% Subordinated Convertible Debentures and five-year warrants to purchase 60,000 shares of common stock at $3.00 per share.

     O On February 2, 1999, we raised $1,500,000 through the issuance of $1,500,000 in 5.75% Subordinated Convertible Debentures and four-year warrants to purchase 100,000 shares of common stock at $1.75 per share.

During fiscal 1998, we raised a total of $224,986 from the following private placements of debt and equity:

     O On May 21, 1998, our predecessor, International Pizza Group, issued 2,999,985 common shares as consideration for $224,986 as part of a private placement. We issued 7,300,363 common shares in connection with the acquisition of a combined 73.85% of the equity interests in CDKnet, LLC.

The proceeds from these issues have and will be used to (i) continue our ongoing operation, (ii) development of CDK(TM), Gameplayer, and MixFactory.com(TM) product lines, and (iii) to repay our debt.

RESULTS OF OPERATIONS - JULY 1, 1999 TO SEPTEMBER 30, 1999
----------------------------------------------------------

During the quarter ending September 30, 1999, we incurred a net loss of $1,176,879 on revenues of $23,663 compared to a net loss of $1,354,188 on revenues of $158,393 in the prior period ended September 30, 1998. Revenues declined $134,730 in the current period because our focus shifted to the enhancement of our core technologies, such as the perfection of our MixFactory(TM) technology and CDK(TM) version 2.0 and Macintosh compatible CDK(TM) version 1.5, as well as the penetration of core markets. From July 1, 1999 to September 30, 1999, we have expended approximately $108,000 on research and development.

RESULTS OF OPERATIONS - JUNE 30, 1999 COMPARED TO THE PERIOD ENDED OCTOBER 1,
-----------------------------------------------------------------------------
1997 TO JUNE 30, 1998.
----------------------

During the fiscal year ending June 30, 1999, we incurred a net loss of $6,147,600 on revenues of $474,344 compared to a net loss of $1,184,475 on revenues of $616,137 in the prior period ended June 30, 1998. Revenues resulted from sales of products from our CDKnet product line. Revenues declined from $616,137 in the prior period because our financial condition restricted its ability to promote its products. Cost of revenues in fiscal 1999 were approximately $288,762 or 61% compared to $415,769 or 67% in the prior period. We believe this minor improvement is within normal variances and is not material.

Research and development expenses incurred during the year ended June 30, 1999 related to the continued new development and enhancement of the CDKnet product line, the creation of MixFactory.com(TM), and making the E-commerce venue operate. Selling, general and administrative expenses increased from $1,580,478 in the prior period to $3,257,551 principally because the prior period was only nine months and because of material increases in payroll, consulting and professional fees related to expansion of our business, research and development activities and operating as a public company.

Depreciation and amortization expenses increased from $133,776 in the prior period to $1,981,130 principally because of amortization of goodwill related to the purchase of minority interests of Kelly Music and various shareholders of Kelly Music as well as increases due to increases in fixed assets.

Other significant expenses incurred during this period arose in the form of the fair value charges for stock options and warrants granted principally for consulting and legal services of $450,870, include in selling, general and administrative expenses, and the discount on convertible debentures and other loans of $1,038,008.

At year end June 30, 1999, cash amounted to $231,347 and current liabilities were $829,051. We do not have sufficient funds to finance operations for the next year. We expect to finance our operations through revenues from sales of our products and services and through private placements of equity and debt securities. If we are unable to raise additional financing, we may be unable to continue operations.

In March 1999, we received approval by the United States Patent Office for certain claims made in our patent application for CDK(TM) technology. Subsequent to year ended June 30, 1999, a submission has been made to the United States Patent Office for reconsideration of the unapproved claims and filing publication and perfection of our claims.

We are now actively marketing and beginning to sell CDKnet products and have launched the first of several MixFactory(TM) sites.

RESULTS OF OPERATIONS - OCTOBER 1, 1997 TO JUNE 30, 1998.
---------------------------------------------------------

From October 1, 1997 (date of inception) to June 30, 1998, we incurred a net loss of $1,184,475 on revenues of $616,137 at year ended June 30, 1998, cash amounted to $469,267 and current liabilities totaled $443,355.

FACTORS AFFECTING FUTURE RESULTS.
---------------------------------

We do not provide forward looking financial information. However, from time to time statements are made by employees that may contain forward looking information that involve risks and uncertainties. In particular, statements contained in this registration statement that are not historically containing predictions and are made under the Safe Harbor Corporate Private Sector Litigation Reform Act of 1995. Our actual result of operations and financial condition have varied and may in the future vary significantly from those stated in any predictions. Factors that may cause these differences include without limitation the risk, uncertainties and other information discussed within this registration statement, as well as the accuracy of our internal estimate of revenue and operating expense levels.

We face a number of risk factors which may create circumstances beyond the control of management and adversely impact the ability to achieve our business plan. The key risk factors are our financial condition which is discussed in under "General" above as well as those set forth in "Item 1. Description of Business and Special Risk Factors" above.

YEAR 2000 COMPLIANCE
--------------------

Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field and cannot distinguish 21st Century dates from 20th Century dates. These date code fields will need to distinguish 21st Century dates from 20th Century dates to avoid system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with the "Year 2000" or "Y2K" requirements.

As of April 23, 1999, we completed the process of determining whether or not our products, our internal systems, computers and software, and the products and systems of our critical vendors and suppliers are Year 2000 compliant. The cost associated with this review has been minimal, primarily because we have utilized internal personnel to complete the review, and because our systems are relatively new. System 1.0 was tested on Windows 95 operating system and it was found to be fully Y2K compliant. System 2.0 was specifically designed without date dependent code and will not be affected by Y2K. The CDK(TM) 2.0 product was tested and found to be Y2K compliant on September 15, 1999.

Given these results of its Year 2000 review, we believe that it might experience some disruptions in some of its peripheral operating systems or with non-critical vendors but will otherwise be unaffected. We believe that sufficient redundancy exists in its systems and vendor relationships to minimize any substantial detrimental effects on the Company's operations and financial position.

Although we believe that its Year 2000 review has identified all material Year 2000 issues, there can be no absolute assurance that the Company identified and resolved all of these issues. If we discover Year 2000 problems in the future, it may not be able to develop, implement, or test remediation or contingency plans in a timely or cost-effective manner.

                             DESCRIPTION OF PROPERTY
                             -----------------------

Our executive office is located at 595 Stewart Avenue, Suite 710, Garden City, New York 11530. The office space is donated to us by the law firm of Horowitz, Mencher, Klosowski & Nestler, P.C., of which Steven Horowitz (our Chairman, Chief Executive Officer, Chief Financial Officer and Secretary) is managing partner. Our executive offices may be reached at (516) 222-8800.

Our manufacturing, research and development is conducted out of CDKnet, LLC's office located at 250 West 57th Street, New York, New York 10019. The New York City office consists of approximately 4,825 square feet, which is subleased from Kelly Music pursuant to a month-to-month arrangement that will expire on April 30, 2000. The annual lease rate is approximately $135,600. This office may be contacted by telephone at 212-547-6050. All property is insured to industry standards.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 ----------------------------------------------

1.    TRANSACTIONS WITH MANAGEMENT AND OTHERS; CERTAIN
       BUSINESS RELATIONSHIPS; PROMOTERS

     O On November 2, 1999, we sold 285,714 shares of common stock for $100,000 to Steven A. Horowitz (our Chairman, Chief Executive Officer, Chief Financial Officer, and Secretary) along with two-year warrants to purchase 28,571 shares of common stock.

     O On November 16, 1999, Steven A. Horowitz renounced (for no future consideration) 750,000 options (granted on August 1, 1999 and expiring on July 31, 2004) with an exercise price of $1.00 per share) to purchase our common stock.

     O During the year ended June 30, 1999 and the period October 1, 1997 to June 30, 1998, legal services of $168,393 and $201,039, respectively, were provided by Horowitz, Mencher, Klosowski & Nestler, P.C.-- a law firm in which our Chairman, Chief Executive Officer, Chief Financial Officer, Secretary and principal stockholder is the managing partner (the "Firm"). Further, the Firm donated office space and accounting services for which no fees were paid by us to the Firm. The office space and corresponding services are valued at $1,000 per month and the accounting services are valued at $35,000 per year.

     O In fiscal 1999, we into a $150,000 demand loan with the Firm at an interest rate of 11% and issued 150,000 stock warrants at $.66 exercisable through October 1, 2003. The detachable warrants with a fair value of $42,000 were accounted for as additional interest cost with a credit to paid-in capital. At June 30, 1999, the outstanding loan balance is $60,000.

     O On May 15, 1998, we granted 150,000 stock options with an exercise price of $.60 to the corporate entity of the Firm for legal services rendered. The fair value of these services was $63,000.

     O During fiscal 1999, some of our stockholders provided loans to us aggregating $150,000. In connection with the loans, we granted 150,000 stock warrants with an exercise price of $.66, exercisable through October 1, 2003. The detachable warrants with fair value of $42,057 was accounted for as additional interest cost with a corresponding credit to paid-in capital. The loans were partially repaid and the outstanding balances were satisfied through the exercise of stock warrants.

     O During the year ended June 30, 1999 and the period October 1, 1997 to June 30, 1998, we provided noninterest-bearing advances to Kelly Music of $29,033 and $848,541, respectively. These advances plus the secured notes from Kelly Music of $712,000 (see Notes to Financials 2(a) and
         (d)) were extinguished as follows: (1) $600,000 was deemed consideration in the purchase of Kelly Music's interest in CDKnet, LLC
         (2) $800,000 was accounted for as repurchase by CDKnet, LLC of a portion of Kelly Music's ownership interest in CDKnet, LLC and (3) the remaining amounts of $29,033 in 1999 and $160,307 in 1998 were deemed uncollectible and recorded as uncollectible advances. We made the interest free advances against Kelly Music's capital account in the original CDKnet, LLC joint venture. When we realized that Kelly Music could not pay the loan, we converted Kelly Music's debt to an interest in us. Kelly Music does not own a direct interest in us. The extent of its interest in us is in its capacity as one of our shareholders.

     O   In June 1999, we entered into a Finder's Agreement (attached hereto as
         Exhibit 10.13) with our president, Shai Bar-Lavi, effective as of August 1, 1999, and a third party whereby we issued 100,000 warrants at an exercise price of $1.00 to the third party upon execution of the agreement and future fees for identifying financing, purchase or venture transactions, as defined. During the year ended June 30, 1999, we recorded an expense of $100,000 representing the fair value of the warrants issued.

     O In fiscal 1999, Steven A. Horowitz, one of our Directors and Officers, loaned us an aggregate of $121,018, at no interest, all of which has been repaid.

     O During the period from March 27, 1998 to March 5, 1999, the Firm advanced various sums to us, at no interest, totaling an aggregate of $227,000, all of which has been repaid.

     0 During fiscal 1999, Steven A. Horowitz deposited the sum of $145,000 with Fleet Bank to collateralize a Fleet Bank loan to us. We used the loan proceeds to finance the purchase of manufacturing equipment from Bandai America Incorporated.

2.    INDEBTEDNESS OF MANAGEMENT

No member of our management is or has been indebted to us. No director or executive officer is personally liable for repayment of amounts advanced any financing received by us.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
            --------------------------------------------------------

1.    MARKET INFORMATION

On October 7, 1999, our common stock was deleted from the Over-the-Counter Bulletin Board and now trades on the so called "Pink Sheets" under the symbol "CDKX" until our registration statement has completed the Commission's review process. As of December 14, 1999, we had 17,206,157 shares of common stock outstanding; of this amount, 3,601,824 of these shares are nonrestricted; 13,604,333 of these shares are restricted. As of December 14, 1999, the number of holders of record of our common stock, $0.0001 par value, was 81.

The following table sets forth the range of high and low sales prices for the stock for each full quarterly period within the two most recent fiscal years and any subsequent interim period covered by the financials. The sales represent prices between dealers, do not include retail markup, mark down or other fees or commissions, and do not necessarily represent actual transactions.

Calendar Quarter                             Bid Prices
    Ended                      Low                              High
-------------------------------------------------------------------------------
September 30, 1999            .968                              1.843

June 30, 1999                 .937                              3.125

March 31, 1999                .906                              2.625

December 31, 1998             .500                              1.843

September 30, 1998            .500                              3.625

2.    DIVIDEND POLICY

To date, we have not paid a cash dividend and is currently contractually restricted from doing so.

                             EXECUTIVE COMPENSATION
                             ----------------------

1.    EXECUTIVE OFFICER COMPENSATION

The following table sets forth all compensation paid by us as of fiscal year ended June 30, 1999, to all of our executive officers:

                           SUMMARY COMPENSATION TABLE

--------------------------- --------- ----------------------------------- ------------------------------------------------

                                           Annual Compensation9                           Long-Term Compensation
                                      ----------------------------------- ------------------------------------------------
                                                                                    Awards                 Payouts
                                                                          ------------------------- ----------------------
                                                                                       Securities
                                                                Other                    Under-                All Other
                                                               Annual     Restricted     lying                 Compen-
         Name And                                             Compen-        Stock      Options/      LTIP      sation
     Principal Position     Year         Salary     Bonus       sation    Award(s)        SARs      Payouts        ($)
                                            ($)        ($)         ($)         ($)          (#)         ($)        (i)
                (a)            (b)          (c)        (d)         (e)         (f)          (g)         (h)
--------------------------- --------- ------------- --------- ----------- ------------ ------------ ---------- -----------
Steven A. Horowitz1         FY99          7,500        --
--------------------------- --------- ------------- --------- ----------- ------------ ------------ ---------- -----------
                            FY98         7,500         --
--------------------------- --------- ------------- --------- ----------- ------------ ------------ ---------- -----------
Robert Kelly2               FY99        95,192.38      --       39,600(7)
--------------------------- --------- ------------- --------- ----------- ------------ ------------ ---------- -----------
                            FY98        80,769.30      --       39,600(7)
--------------------------- --------- ------------- --------- ----------- ------------ ------------ ---------- -----------
Ronald Leong3               FY99       147,534.98      --        8,400(8)
--------------------------- --------- ------------- --------- ----------- ------------ ------------ ---------- -----------
                            FY98        75,000.00      --        8,400(8)
--------------------------- --------- ------------- --------- ----------- ------------ ------------ ---------- -----------
Michael W. Jolly4           FY99        69,615.38      --
--------------------------- --------- ------------- --------- ----------- ------------ ------------ ---------- -----------
                            FY98        54,250.00      --
--------------------------- --------- ------------- --------- ----------- ------------ ------------ ---------- -----------
Keith A. Fredericks5        FY99        57,499.91      --
--------------------------- --------- ------------- --------- ----------- ------------ ------------ ---------- -----------
                            FY98        27,885.00      --
--------------------------- --------- ------------- --------- ----------- ------------ ------------ ---------- -----------
Russell A. Kern6            FY99        79,999.92      --
--------------------------- --------- ------------- --------- ----------- ------------ ------------ ---------- -----------
                            FY98        12,923.06      --
--------------------------- --------- ------------- --------- ----------- ------------ ------------ ---------- -----------

1 Mr. Horowitz is our Chairman, Chief Executive Officer, Chief Financial Officer, and Secretary. Mr. Horowitz is paid as one of our consultants because he does not keep regular hours, decides his own schedule and otherwise fits the characteristics of a consultant as promulgated under the relevant sections of the Internal Revenue Code and Regulations and case law.
2  Mr. Kelly was formerly President of CDKnet, LLC. His tenure ended on
   March 1999.
3  Mr. Leong was our former President and his services ended on May 31, 1999.
4  Mr. Jolly is our Executive Vice President, Entertainment Group.
5 Mr. Fredericks resigned as our Senior Vice President and Chief Technical Officer effective December 17, 1999.
6  Mr. Kern is our Executive Vice President, General Manager.
7  This figure represents compensation for an apartment for Mr. Kelly.
8 This figure represents compensation for an automobile allowance for Mr. Leong. Mr. Leong left the Company in March 1999.
9 In fiscal 2000, each of the named officers are to receive salary compensation as follows:

         Steven A. Horowitz                 $1,500 per week as a consultant
         Shai Bar-Lavi                      $6,250 bi-monthly
         Michael W. Jolly                   $3,541.67 bi-monthly
         Russell A. Kern                    $3,333.33 bi-monthly
         Tom Ross                           $150,000 annually


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               (INDIVIDUAL GRANTS)

-------------------------- ------------------ --------------------- -------------------- -------------------
                                                     Percent Of
                               Number Of          Total Options/
                                Securities        SARs Granted
                               Underlying         To Employees            Exercise Or
                            Options/SARs             In Fiscal            Base Price
       Name                   Granted (#)              Year                 ($/Sh)         Expiration Date
       (a)                        (b)                  (c)                   (d)                   (e)
-------------------------- ------------------ --------------------- -------------------- -------------------
-------------------------- ------------------ --------------------- -------------------- -------------------
Steven A. Horowitz                750,000                                    $ .60              5/20/08
                           ------------------ --------------------- -------------------- -------------------
                           ------------------ --------------------- -------------------- -------------------
Michael W. Jolly                   10,000                                    $1.00             12/01/03
                           ------------------ --------------------- -------------------- -------------------
                           ------------------ --------------------- -------------------- -------------------
Russell A. Kern                    10,000                                    $1.00             12/01/03
                           ------------------ --------------------- -------------------- -------------------
                           ------------------ --------------------- -------------------- -------------------
Ronald Leong                      175,000                                    $ .80              6/07/01
                           ------------------ --------------------- -------------------- -------------------
                           ------------------ --------------------- -------------------- -------------------
Robert Kelly                            0                                        0                   --
                           ------------------ --------------------- -------------------- -------------------
                           ------------------ --------------------- -------------------- -------------------
Keith Fredericks (1)               10,000                                    $1.00              12/1/03
-------------------------- ------------------ --------------------- -------------------- -------------------

-------------------
(1) Mr. Fredericks resigned as our Senior Vice President and Chief Technical Officer effective December 17, 1999.

         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                                OPTION/SAR VALUES

-------------------------- -------------- -------------- ------------------- -------------------

                                                             Number Of
                                                              Securities           Value Of
                                                             Underlying          Unexercised
                              Shares                        Unexercised        In-The-Money
                            Acquired                      Options/SARs         Options/SARs
                                 On            Value      At FY-End (#)       At FY-End ($)
                             Exercise        Realized       Exercisable/        Exercisable/
    Name                         (#)             ($)      Unexercisable        Unexercisable
      (a)                        (b)             (c)               (d)              (e)
-------------------------- -------------- -------------- ------------------- -------------------
-------------------------- -------------- -------------- ------------------- -------------------
Steven A. Horowitz                0              0           750,000/0             $300,000/0
                           -------------- -------------- ------------------- -------------------
                           -------------- -------------- ------------------- -------------------
Michael W. Jolly                  0              0            10,000/0                    0
                           -------------- -------------- ------------------- -------------------
                           -------------- -------------- ------------------- -------------------
Russell A. Kern                   0              0            10,000/0                    0
                           -------------- -------------- ------------------- -------------------
                           -------------- -------------- ------------------- -------------------
Ronald Leong                      0              0                 0              $  35,000/0
                           -------------- -------------- ------------------- -------------------
                           -------------- -------------- ------------------- -------------------
Keith Fredericks (1)              0              0            10,000                      0
-------------------------- -------------- -------------- ------------------- -------------------

-------------------
(1) Mr. Fredericks resigned as our Senior Vice President and Chief Technical Officer effective December 17, 1999.


2.    COMPENSATION OF DIRECTORS

None of our directors were compensated in fiscal year 1999 for their services.

                              FINANCIAL STATEMENTS

                                 C O N T E N T S


                                                                           Page
                                                                           ----
Report of Independent Certified Public Accountants                             F-1


Financial Statements

      Consolidated Balance Sheets at September 30, 1999 and
         June 30, 1999                                                         F-2

      Consolidated Statements of Operations for the three
         months ended September 30, 1999 and 1998, year ended
         June 30, 1999 and period October 1, 1997 (date of inception)
         to June 30, 1998                                                      F-3

      Consolidated Statement of Stockholders' Equity for the
         period October 1, 1997 (date of inception) to June 30,
         1998, year ended June 30, 1999 and three months ended
         September 30, 1999 (unaudited)                                        F-5

      Consolidated Statements of Cash Flows for the three months ended September 30, 1999 and 1998, year ended June 30, 1999
         and period October 1, 1997 (date of inception) to June 30, 1998       F-7

      Notes to Consolidated Financial Statements                            F-8 - F-27

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders
      CDKNET.COM, INC.


We have audited the accompanying consolidated balance sheet of CDKNET.COM, INC. and Subsidiaries (the "Company") as of June 30, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended June 30, 1999 and the period October 1, 1997 (date of inception) to June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. As discussed in Note 11, the Company's consolidated statements of operations, stockholders' equity and cash flows for the period October 1, 1997 (date of inception) to June 30, 1998 were reaudited and restated.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CDKNET.COM, INC. and Subsidiaries as of June 30, 1999, and the consolidated results of their operations and their consolidated cash flows for the year ended June 30, 1999 and the period October 1, 1997 (date of inception) to June 30, 1998, in conformity with generally accepted accounting principles.

As shown in the consolidated financial statements, since inception the Company has sustained significant losses and used substantial amounts of cash in operations. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The uncertainty as to the Company's ability to raise additional financing and sustain profitable operations, as discussed in Note 1 to the consolidated financial statements, raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.


/s/ GRANT THORNTON LLP
----------------------


GRANT THORNTON LLP

Melville, New York
September 21, 1999, except for Note 12(c) and
  (d), as to which the date is October 5, 1999

                        CDKNET.COM, INC. and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS

                                                                                     SEPTEMBER 30,           June 30,
                                     ASSETS                                              1999                  1999
                                                                                    --------------        --------------
                                                                                     (UNAUDITED)
CURRENT ASSETS
    Cash                                                                            $       20,513        $      231,347
    Accounts receivable                                                                     23,662                19,000
    Due from officer                                                                                              11,600
    Prepaid expenses and other current assets                                                4,940                 9,907
                                                                                    --------------        --------------
         Total current assets                                                               49,115               271,854

FURNITURE AND EQUIPMENT - at cost,
    less accumulated depreciation and amortization of $184,550 and
    $152,286 at September 30, 1999 and June 30, 1999, respectively                         467,148               489,053

COST IN EXCESS OF FAIR VALUE OF NET ASSETS ACQUIRED,
    less accumulated amortization of $1,829,816 and $1,472,753
    at September 30, 1999 and June 30, 1999, respectively                                5,311,441             5,668,504

INTANGIBLE ASSETS, less accumulated amortization of $521,077 and
    $452,467 at September 30, 1999 and June 30, 1999, respectively                         851,126               919,736

OTHER ASSETS
    Deferred financing costs, less accumulated amortization of $62,760
    and $37,400 at September 30, 1999 and June 30, 1999, respectively                      185,390               210,750
                                                                                    --------------        --------------
                                                                                    $    6,864,220        $    7,559,897
                                                                                    ==============        ==============
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
    Accounts payable                                                                $       74,500        $      220,778
    Accrued expenses and other current liabilities                                         410,796               415,334
    Due to related party                                                                   118,900               125,000
    Due to officer                                                                          50,000
    Current portion of long-term debt and capitalized lease obligations                     65,388                67,939
                                                                                    --------------        --------------
         Total current liabilities                                                         719,584               829,051

LONG-TERM DEBT AND CAPITALIZED LEASE OBLIGATIONS, net of current portion                   191,457               205,416

SUBORDINATED CONVERTIBLE DEBENTURES                                                      1,673,985             1,671,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
    Preferred stock - par value $.0001 per share; authorized
         5,000,000 shares; none issued                                                        --                     --
    Common stock - par value $.0001, per share; authorized
         40,000,000 shares; 14,810,979 and 14,046,906 shares issued and
         outstanding at September 30, 1999 and June 30, 1999                                 1,481                 1,405
    Additional paid-in capital                                                          12,786,667            12,185,100
    Accumulated deficit                                                                 (8,508,954)           (7,332,075)
                                                                                    --------------        --------------
                                                                                         4,279,194             4,854,430
                                                                                    --------------        --------------
                                                                                    $    6,864,220        $    7,559,897
                                                                                    ==============        ==============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                        CDKNET.COM, INC. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                                            Period
                                                                                                        October 1, 1997
                                                                                                           (date of
                                                                                                         inception) to
                                                       Three months ended September 30,   Year ended       June 30,
                                                         ----------------------------       June 30,         1998,
                                                             1999            1998            1999         as restated
                                                         ------------    ------------    ------------    ------------
                                                         --------(unaudited)---------
Net revenues                                             $     23,663    $    158,393    $    474,344    $    616,137
Cost of revenues                                               14,958          95,816         288,762         415,769
                                                         ------------    ------------    ------------    ------------

         Gross profit                                           8,705          62,577         185,582         200,368

Selling, general and administrative expenses                  675,033         784,734       3,257,551       1,580,478
Depreciation and amortization                                 483,297         529,585       1,981,130         133,776
                                                         ------------    ------------    ------------    ------------

         Loss from operations                              (1,149,625)     (1,251,742)     (5,053,099)     (1,513,886)

Other expense (income)
    Interest expense (income), including interest
       relating to beneficial conversion and debt
       discount of $2,985, $102,629 and $1,038,008 at
       September 30, 1999, September 30, 1998 and June
       30, 1999, respectively, net                             27,254         102,446       1,094,501            (461)
    Minority interest in loss of subsidiary                                                                  (328,950)
                                                         ------------    ------------    ------------    ------------

         NET LOSS                                        $ (1,176,879)   $ (1,354,188)   $ (6,147,600)   $ (1,184,475)
                                                         ============    ============    ============    ============

Basic and diluted earnings (loss) per share              $       (.08)   $       (.11)   $       (.46)
                                                         ============    ============    ============

Weighted-average shares outstanding -
    basic and diluted                                      14,274,175      11,880,424      13,282,176
                                                         ============    ============    ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                        CDKNET.COM, INC. and Subsidiaries

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                   Period October 1, 1997 (date of inception) to June 30, 1998, year ended June 30, 1999 and three months ended September 30, 1999

                                                  Common stock                           Additional                      Total
                                          ---------------------------       Member        paid-in     Accumulated    stockholders'
                                             Shares         Amount         capital        capital       deficit         equity
                                          ------------   ------------   ------------   ------------   ------------   ------------
Balance, October 1, 1997

Issuance of membership interest
   in Creative Technology, LLC                                          $  1,735,000                                 $  1,735,000
Common stock issued for exchange
   of member capital of Creative
   Technology, LLC                           6,000,000   $        600     (1,735,000)  $  1,734,400
Common stock issued in merger with
   International Pizza Group, Inc.           3,999,985            400                       222,788                       223,188
Common stock issued for purchase
   of minority interests                     1,300,363            130                     3,146,571                     3,146,701
Compensation related to stock
   option plan                                                                              147,000                       147,000
Net loss, as restated                                                                                 $ (1,184,475)    (1,184,475)
                                          ------------   ------------   ------------   ------------   ------------   ------------

Balance, June 30, 1998                      11,300,348          1,130           --        5,250,759     (1,184,475)     4,067,414

Common stock and stock warrants
   issued for purchase of fixed assets          75,000              8                       143,742                       143,750
Common stock issued for purchase of
   minority interests                        1,883,635            188                     4,505,934                     4,506,122
Debt discount                                                                             1,142,008                     1,142,008
Conversion of subordinated debentures          476,358             48                       324,952                       325,000
Common stock and stock warrants issued
   for financing costs                          16,667              2                        50,898                        50,900
Exercise of stock options                      116,084             12                        69,988                        70,000
Compensation related to stock
   option plan                                                                              201,000                       201,000
Common stock and stock warrants
   issued for services                         175,000             17                       395,698                       395,715
Common stock issued in lieu of cash
   interest                                      3,814                                        9,121                         9,121
Stock warrants issued for termination
   agreement                                                                                 91,000                        91,000
Net loss                                                                                                (6,147,600)    (6,147,600)
                                          ------------   ------------   ------------   ------------   ------------   ------------

Balance, June 30, 1999 (carried forward)    14,046,906          1,405           --       12,185,100     (7,332,075)     4,854,430

                        CDKNET.COM, INC. and Subsidiaries

                   Period October 1, 1997 (date of inception) to June 30, 1998, year ended June 30, 1999 and three months ended September 30, 1999

                                                  Common stock                           Additional                      Total
                                          ---------------------------       Member        paid-in     Accumulated    stockholders'
                                             Shares         Amount         capital        capital       deficit         equity
                                          ------------   ------------   ------------   ------------   ------------   ------------
Balance, June 30, 1999 (brought forward)    14,046,906   $      1,405   $       --     $ 12,185,100   $ (7,332,075)  $  4,854,430


Issuance of common stock                       332,000             33                       309,967                       310,000
Exercise of stock options                      317,073             31                        11,737                        11,768
Compensation related to stock option plan                                                   111,875                       111,875
Common stock and stock warrants issued for
   services                                    115,000             12                       167,988                       168,000
Net loss                                                                                                (1,176,879)    (1,176,879)
                                          ------------   ------------   ------------   ------------   ------------   ------------

Balance, September 30, 1999 (unaudited)     14,810,979   $      1,481   $       --     $ 12,786,667   $ (8,508,954)  $  4,279,194
                                          ============   ============   ============   ============   ============   ============



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS STATEMENT.

                        CDKNET.COM, INC. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                            Period
                                                                                                        October 1, 1997
                                                                                                           (date of
                                                                                                         inception) to
                                                           Three months ended September 30, Year ended     June 30,
                                                             --------------------------      June 30,        1998,
                                                                1999           1998           1999        as restated
                                                             -----------    -----------    -----------    -----------
                                                             -------(unaudited)--------
Cash flows from operating activities
   Net loss                                                  $(1,176,879)   $(1,354,188)   $(6,147,600)   $(1,184,475)
   Adjustments to reconcile net loss to net
     cash used in operating activities
       Depreciation and amortization                             483,297        529,585      1,981,130        133,776
       Amortization of debt discount                               2,985        102,629      1,038,008
       Uncollectible advances                                                                   29,033        160,307
       Compensation related to stock option plan                 111,875                       201,000        147,000
       Common stock and stock warrants issued for services       168,000        117,150        395,715
       Common stock issued in lieu of cash interest                                              9,121
       Stock warrants issued for termination agreement                                          91,000
       Minority interest in loss of consolidated subsidiary                                                  (328,950)
       Changes in assets and liabilities
         (Increase) decrease in accounts receivable               (4,662)        35,852         86,744       (105,744)
         (Increase) decrease in inventory                                                        3,883         (3,883)
         (Increase) decrease in due from officer                  61,600                       (11,600)
         (Increase) decrease in prepaid expenses and other
           Current assets                                          4,967         15,772         16,187        (26,094)
         (Decrease) increase in accounts payable                (146,278)      (128,148)        42,020        171,258
         (Decrease) increase in accrued expenses and other
           Current liabilities                                    (4,538)      (167,416)        76,328        344,696
                                                             -----------    -----------    -----------    -----------
                                                                 677,246        505,424      3,958,569        492,366
                                                             -----------    -----------    -----------    -----------
         Net cash used in operating activities                  (499,633)      (848,764)    (2,189,031)      (692,109)
                                                             -----------    -----------    -----------    -----------
Cash flows from investing activities
   Purchase of furniture and equipment                           (10,359)        (8,068)      (212,407)       (43,832)
   Advances to related party                                                                   (29,033)      (848,541)
                                                             -----------    -----------    -----------    -----------
         Net cash used in investing activities                   (10,359)        (8,068)      (241,440)      (892,373)
                                                             -----------    -----------    -----------    -----------
Cash flows from financing activities
   Proceeds from notes payable                                                  250,000        791,938         93,750
   Repayment of notes payable                                     (6,100)                     (491,465)
   Proceeds from subordinated convertible debentures                            300,000      2,100,000
   Deferred financing costs                                                                   (197,250)
   Principal payments on long-term debt and capitalized
     lease obligations                                           (16,510)                      (10,672)
   Proceeds from issuance of common stock                        310,000                                    1,959,999
   Proceeds from exercise of stock warrants                       11,768
                                                             -----------    -----------    -----------    -----------
         Net cash provided by financing activities               299,158        550,000      2,192,551      2,053,749
                                                             -----------    -----------    -----------    -----------
         NET (DECREASE) INCREASE IN CASH                        (210,834)      (306,832)      (237,920)       469,267
                                                             -----------    -----------    -----------    -----------
Cash at beginning of period                                      231,347        469,267        469,267           --
                                                             -----------    -----------    -----------    -----------
Cash at end of period                                        $    20,513    $   162,435    $   231,347    $   469,267
                                                             ===========    ===========    ===========    ===========

                        CDKNET.COM, INC. and Subsidiaries

                                                                                                            Period
                                                                                                        October 1, 1997
                                                                                                           (date of
                                                                                                         inception) to
                                                           Three months ended September 30, Year ended     June 30,
                                                             --------------------------      June 30,        1998,
                                                                1999           1998           1999        as restated
                                                             -----------    -----------    -----------    -----------
                                                             -------(unaudited)--------
Supplemental disclosures of cash flow information:
    Cash paid during the period for
       Interest                                              $     4,040    $     1,083    $    36,055           --
       Income taxes                                                 --             --             --             --
Noncash investing and financing transactions:
    Fixed asset acquisitions financed through capitalized
    lease obligations                                                                          113,553
    Common stock and stock warrants issued for purchase
      of fixed assets                                                                          143,750
    Common stock issued for purchase of minority interest                     4,506,122      4,506,122    $ 3,146,701
    Debt discount                                                               130,318      1,142,008
    Issuance of stock upon conversion of subordinated
      debentures                                                                 10,000        325,000
    Common stock and stock warrants issued for financing
      costs                                                                                     50,900
    Exercise of stock options for debt extinguishment                                           70,000
    Purchase of business, net of cash acquired                                                              1,500,000
    Contribution of notes for ownership interest                                                              805,516
    Exchange of ownership interest for outstanding debt
      advances                                                                                               (800,000)



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                        CDKNET.COM, INC. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                June 30, 1999 and
                         September 30, 1999 (unaudited)


NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

     CDKNET.COM, INC. and Subsidiaries, formerly named Technology Horizons, Inc. (collectively the "Company"), is a New York-based Internet company that provides products to its worldwide customers utilizing its internally developed multimedia technology, CDK(TM). The technology provides for the enhanced integration of audio, video and Internet connectivity on a standard compact disc ("CD").

     The Company's consolidated financial statements include the accounts of CDKNET.COM, INC. ("CDK") and its wholly-owned subsidiaries, Creative Technology, LLC ("Creative"), a limited liability company, and CDKnet, LLC ("CDKnet"), a limited liability company. CDKnet became a wholly-owned subsidiary after a series of acquisitions completed through July 1998.

     Creative commenced operations on October 1, 1997 with cash capital contributions from investors of $1,735,000. On November 11, 1997, Creative, Kelly Music & Entertainment, Inc. ("KME"), and certain stockholders of KME formed CDKnet, which is the operating entity. Creative acquired a 40% capital interest and voting control in CDKnet under terms of the operating agreement, for $1,500,000. On May 21, 1998, CDK, which was formed to be the corporate owner of Creative, and the members of Creative exchanged their ownership interest for 6 million shares of CDK's common stock.

     The Company has incurred net losses of $6,147,600 and $1,184,475 during the year ended June 30, 1999 and the period October 1, 1997 (date of inception) to June 30, 1998, respectively. Since June 30, 1999, the Company has had limited revenues. For the year ended June 30, 1999, and the period October 1, 1997 (date of inception) to June 30, 1998, net cash used in operating activities was $2,189,031 and $692,109, respectively. Through June 30, 1999, the Company's cash requirements were primarily financed though the sale of subordinated convertible debentures and common stock of $2,100,000 and $1,960,000, respectively. The Company does not maintain a credit facility with any financial institution. The Company continues to incur expenses with respect to new product development. As a result of the continued losses, the use of significant cash in operations and the lack of sufficient funds to execute its business plan, among other matters, there is substantial doubt about the Company's ability to continue as a going concern. No adjustments have been made with respect to the consolidated financial statements to record the results of the ultimate outcome of this uncertainty.

                        CDKNET.COM, INC. and Subsidiaries

                                June 30, 1999 and
                         September 30, 1999 (unaudited)


NOTE 1 (CONTINUED)

     Management's plans to remain a going concern require additional financing until such time as sufficient cash flows are generated from operations. Financings are anticipated to be in the form of additional debt and equity; however, there can be no assurances that the Company will be able to obtain sufficient financing to execute its business model, which is still in an evolving stage. However, management believes that it will be able to secure sufficient funding for operations at least for the next twelve months. Further, management believes that operating expenses could be reduced to fundable levels, if necessary. Subsequent to June 30, 1999, the Company focused primarily on new product development and implemented a marketing plan, including the hiring of marketing and sales personnel. Further, the Company will need to build its brand name, provide scalable, reliable and cost-effective services, continue to grow its infrastructure to accommodate customers and increased use of its products and services, expand its channels of distribution, and retain and motivate qualified personnel.

     Subsequent to June 30, 1999, the Company issued 332,000 shares of common stock and received net proceeds of $310,000 (see Note 12 (e)). Further, the Company's CEO and other parties have committed to invest $200,000 (see Note 13(b)).

     In addition to the above equity financing, the Company also anticipates the need to raise additional funds through public or private debt or equity financing in order to take advantage of unanticipated opportunities, including more rapid expansion or acquisitions of complementary businesses or technologies, or to develop new or enhanced services and related products, or otherwise respond to unanticipated competitive pressures. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of unanticipated opportunities, develop new or enhanced services and related products, or otherwise respond to unanticipated competitive pressures and the Company's business, operating results and financial condition could be materially adversely affected.

NOTE 2 - MERGERS AND ACQUISITIONS

     a. On November 11, 1997, CDKnet acquired certain assets of KME in exchange for issuing to KME a 40% ownership interest in CDKnet valued at $1,500,000 (see Note 1). The assets acquired, including fixed assets and intellectual property, represented the principal business of KME. No liabilities were assumed in

                        CDKNET.COM, INC. and Subsidiaries

                                June 30, 1999 and
                         September 30, 1999 (unaudited)


     NOTE 2 (CONTINUED)

         connection with this acquisition. The purchase price was allocated based on the estimated fair value of the fixed assets and intangible assets of approximately $127,000 and $1,373,000, respectively. In addition, key employees of KME became employees of CDKnet. CDKnet accounted for the acquisition as a purchase. Creative, which controlled CDKnet under the terms of the operating agreement, accounted for the results of operations from the date of acquisition. The fair values of the intangible assets acquired are being amortized on a straight-line basis over five years.

         On the above date, certain principals of KME contributed certain collateralized notes of KME aggregating $712,000 (see Note 2(d)) in exchange for an equivalent dollar ownership interests in CDKnet. As substantially all of the assets of KME consisted of membership interests in CDKnet, the notes were recorded as a reduction of the equity of CDKnet. Such notes were later used to redeem a portion of the membership interest of these individuals.

     b. On May 21, 1998, International Pizza Group, Inc. ("IPGI"), a nonoperating public company with net assets (principally cash) of approximately $225,000, acquired 100% of the outstanding common stock of CDK (the "Acquisition") and changed its name to CDK. The Acquisition resulted in the owners and management of CDK having effective control of the combined entity. Under generally accepted accounting principles, the Acquisition is considered to be a capital transaction in substance, rather than a business combination. That is, the Acquisition is equivalent to the issuance of stock by CDK for the net monetary assets of IPGI, accompanied by a recapitalization, and accounted for as a change in capital structure. Accordingly, the accounting for the Acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. Under reverse acquisition accounting, the post-reverse-acquisition comparative historical financial statements of the "legal acquirer," IPGI, are those of the "accounting acquiree," CDK. Accordingly, the financial statements of CDK for the period from October 1, 1997 (date of inception) to June 30, 1998 are the historical financial statements of CDK for the same period.

                        CDKNET.COM, INC. and Subsidiaries

                                June 30, 1999 and
                         September 30, 1999 (unaudited)


     NOTE 2  (CONTINUED)

     c. On June 3, 1998, the Company acquired the minority interests of two members of CDKnet for $3,146,701. The consideration was paid through the issuance of 1,300,363 shares of common stock. As a result of the acquisition, the sellers held a reduced percentage ownership interest in the Company. The Company accounted for the acquisition as a purchase. The excess of the consideration over the estimated fair value of the net assets acquired in the amount of $2,670,135 has been recorded as cost in excess of fair value of net assets acquired and is being amortized on a straight-line basis over five years.

     d. On July 8, 1998, the Company entered into an agreement, subsequently amended (the "Agreement"), based on terms previously agreed upon with KME, to acquire the remaining minority interest for $5,171,122. The consideration was (1) the retirement of $600,000 of notes (2) issuance of 1,883,635 shares of the Company's common stock and (3) a cash payment of $65,000. The amendment provided for the waiver of previously agreed upon registration rights on common stock in excess of 250,000 shares, terminated any and all demand registration rights with certain stockholders of KME and released the Company from any and all claims, liabilities, demands and causes of action known or unknown which KME could assert in the future, as defined.

         The Company accounted for the acquisition as a purchase. The excess consideration over the estimated fair value of the net assets acquired of $4,471,122 has been recorded as cost in excess of fair value of net assets acquired and is being amortized on a straight-line basis over five years.

         The following (unaudited) pro forma information has been prepared assuming that the acquisition of KME and the minority interests had occurred as of October 1, 1997, after giving effect to certain adjustments, including amortization of goodwill. The (unaudited) pro forma information is presented for informational purposes only and is not necessarily indicative of what would have occurred if the transactions had been made as of October 1, 1997.

                Net revenues ...................  $    616,137
                Net loss .......................    (1,921,645)

                        CDKNET.COM, INC. and Subsidiaries

                                June 30, 1999 and
                         September 30, 1999 (unaudited)



NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of the Company's significant accounting policies:

     REVENUE RECOGNITION

     The Company recognizes revenue on the date the product is shipped to the customer.

     During the year ended June 30, 1999, two customers accounted for approximately 51% and 16% of net revenues, respectively. For the period October 1, 1997 (date of inception) to June 30, 1998, one customer accounted for approximately 95% of the Company's net revenues.

     RESEARCH AND DEVELOPMENT COSTS

     Research and development costs include expenses incurred by the Company to develop new products and enhance the Company's existing products. Research and development costs are expensed as incurred. During the year ended June 30, 1999 and the period October 1, 1997 (date of inception) to June 30, 1998, such costs aggregated approximately $211,000 and $132,000, respectively.

     INCOME TAXES

     CDK files separate Federal, state and city corporate income tax returns. Creative and CDKnet file separate Federal, state and city (where applicable) partnership income tax returns. Earnings or losses from these limited liability companies pass through directly to CDK.

     The Company follows the asset and liability method of accounting for income taxes by applying statutory tax rates in effect at the balance sheet date to differences among the book and tax bases of assets and liabilities. The resulting deferred tax liabilities or assets are adjusted to reflect changes in tax laws or rates by means of charges or credits to income tax expense. A valuation allowance is recognized to the extent a portion or all of a deferred tax asset may not be realizable.

     USE OF ESTIMATES

     The Company uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that the Company uses.

                        CDKNET.COM, INC. and Subsidiaries

                                June 30, 1999 and
                         September 30, 1999 (unaudited)


NOTE 3 (CONTINUED)

     EARNINGS (LOSS) PER COMMON SHARE

     Basic loss per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is computed using the weighted average number of shares of common stock, adjusted for the dilutive effect of potential common shares issued or issuable pursuant to stock options and stock warrants. Loss per share has not been shown for the period October 1, 1997 (date of inception) to June 30, 1998, as the Company operated as a limited liability company/partnership for substantially the entire period. All potential common shares have been excluded from the computation of diluted loss per share as their effect would be antidilutive and, accordingly, there is no reconciliation of basic and diluted loss per share for each of the periods presented. Potential common shares that were excluded from the computation of diluted loss per share consisted of stock options and stock warrants outstanding, aggregating 2,824,914 and 1,200,000 as of June 30, 1999 and June 30, 1998, respectively (see Note 8).

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     Due to the substantial doubt as to the Company's ability to continue as a going concern, it is not practicable to estimate the fair value of the Company's financial liabilities. Information concerning their terms is contained in Notes 5 and 6.

     FURNITURE AND EQUIPMENT

     Furniture and equipment are recorded at cost. Maintenance and repairs are charged to expenses as incurred; major renewals and betterments are capitalized. When items of furniture or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations. Furniture and equipment are depreciated using the straight-line method over their estimated useful lives, which range from three to seven years. Leasehold improvements are amortized over the term of the related lease or the useful life of the improvements, whichever is shorter.

     COST IN EXCESS OF FAIR VALUE OF NET ASSETS ACQUIRED

     The cost in excess of fair value of net assets acquired ("goodwill") is being amortized on a straight-line basis over five years.

                        CDKNET.COM, INC. and Subsidiaries

                                June 30, 1999 and
                         September 30, 1999 (unaudited)


NOTE 3 (CONTINUED)

     INTANGIBLE ASSETS

     Intangible assets, principally intellectual property acquired in connection with an acquisition, are being amortized over the estimated useful life of five years.

     On an ongoing basis, management reviews the valuation and amortization of goodwill and intangible assets to determine the possible impairment by considering current operating results and comparing the carrying value to the anticipated undiscounted cash flows of the related assets.

     DEFERRED FINANCING COSTS

     The costs associated with completed financings are being amortized ratably over the term of the financing.

     UNAUDITED INTERIM FINANCIAL STATEMENTS

     The unaudited interim financial statements as of and for the three months ended September 30, 1999 and the three months ended September 30, 1998 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles. The results of operations for the three months ended September 30, 1999 are not necessarily indicative of the results to be expected for the full year.

NOTE 4 - FURNITURE AND EQUIPMENT

     Furniture and equipment consist of the following at June 30, 1999:


                     Furniture ..................   $    5,295
                     Equipment ..................      629,751
                     Leasehold improvements .....        6,293
                                                     ---------
                                                       641,339

                     Less accumulated depreciation
                     and amortization ...........      152,286
                                                     ---------
                                                      $489,053
                                                     =========

     Depreciation expense for the year ended June 30, 1999 and the period October 1, 1997 (date of inception) to June 30, 1998 was $123,999 and $28,287, respectively.

                        CDKNET.COM, INC. and Subsidiaries

                                June 30, 1999 and
                         September 30, 1999 (unaudited)



NOTE 5 - LONG-TERM DEBT AND CAPITALIZED LEASE OBLIGATIONS

     TERM LOAN

     In June 1999, the Company entered into a term loan with a lender. Borrowings aggregating $175,000 under the agreement, which are collateralized by the equipment and $145,000 in cash collateral provided by the Company's CEO, are repayable in monthly installments of approximately $3,500 including interest at 7.86% through March 2004.

     CAPITALIZED LEASE OBLIGATIONS

     The Company leases certain equipment under leases accounted for as capital leases. The obligations require the Company to make monthly payments of approximately $3,000 through May 2002.

     The following is a summary of aggregate annual maturities of long-term debt and capitalized lease obligations as of June 30, 1999.

                 Year ending June 30,
                 2000 ......................................   $ 83,418
                 2001 ......................................     78,745
                 2002 ......................................     75,719
                 2003 ......................................     42,440
                 2004 ......................................     31,826
                                                               --------
                                                                312,148
                 Less amounts representing interest ........     38,793
                                                               --------
                                                                273,355
                 Less current portion ......................     67,939
                                                               --------
                                                               $205,416
                                                               ========

     Interest paid for the year ended June 30, 1999 was approximately $2,500.


NOTE 6 - SUBORDINATED CONVERTIBLE DEBENTURES

     6.00% SUBORDINATED CONVERTIBLE DEBENTURES

     During the period September 4, 1998 through January 21, 1999, the Company issued $600,000 in 6% Subordinated Convertible Debentures due September 1, 2003 with detachable five-year warrants (the "Notes") to purchase 60,000 shares of common stock of the Company at an exercise price of $3.00 per share. The Notes are immediately convertible into common stock of the Company at an effective

                        CDKNET.COM, INC. and Subsidiaries

                                June 30, 1999 and
                         September 30, 1999 (unaudited)


NOTE 6 (CONTINUED)

     conversion price of the lower of (i) 70% of the average current market price of the Company's common stock during the five days preceding the date of the original issuance, or (ii) 75% of the average current market price during the five-day trading period ending one trading day preceding the date the Notes are converted. The agreement contains antidilution provisions whereby the conversion price is subject to (downward) adjustment in certain circumstances. The Company may redeem the Notes at any time for 120% of the principal amount of the Notes plus accrued interest. The Notes are subordinated to the claims and rights of all Senior Debt, as defined by the underlying agreement. In addition, the agreement contains covenants limiting the Company's ability to pay dividends, incur new debt, enter into certain transactions and reacquire common or preferred stock of the Company. If an event of default occurs beyond a stated cure period the notes shall become payable at the option of the holder. An event of default includes, among others, the Company having its common stock suspended from an exchange or over-the-counter market (see Note 12(d)).

     In connection with the agreement, the Company recorded a discount on the Notes in the aggregate amount of $238,000 resulting from the allocation of proceeds of $203,000 to a beneficial conversion feature and the fair value of the underlying warrants of $35,000. Due to the immediate conversion rights under the agreement, the discount attributed to the beneficial conversion feature was expensed on the date of issuance. The carrying value of the Notes is being accreted to the face value of $600,000 using the interest method over the life of the Notes. The accretion in fiscal 1999 was $20,000.

     During the period from issuance to June 30, 1999, $325,000 in debentures plus accrued interest of $2,500 was converted into 480,172 shares of the Company's common stock.

     In connection with the sale of the Notes, the Company incurred fees of $60,000 and issued five-year warrants to purchase 30,000 shares of the Company's common stock at $3.00 per share. The Company computed the approximate fair value of the warrants issued to be $19,650 using the Black-Scholes method.

     5.75% SUBORDINATED CONVERTIBLE DEBENTURE

     On February 2, 1999, the Company issued a $1,500,000, 5.75% Subordinated Convertible Debenture due February 1, 2009 with detachable four-year warrants (the "Debenture") to purchase 100,000 shares of common stock of the Company at an exercise price of $1.75 per share. The Debenture is immediately convertible into common stock of the Company at an effective conversion price of the lower of (i) $1.30, or, (ii) subsequent to November 1, 1999, 75% of the average current market price during the five-day trading period ending one trading day preceding the date the Debenture is converted (limited to a minimum conversion price of $.60 through July 1, 2000). The agreement contains

                        CDKNET.COM, INC. and Subsidiaries

                                June 30, 1999 and
                         September 30, 1999 (unaudited)


NOTE 6 (CONTINUED)

     antidilution provisions whereby the conversion price is subject to (downward) adjustment in certain circumstances. The Company may redeem the Debenture at any time for 150% of the principal amount of the Debenture plus accrued interest. In addition, the Company, at its option, may convert the Debenture into shares of 5.75% Convertible Preferred Stock having the same rights as the Debenture. The Debenture is subordinated to the claims and rights of all Senior Debt, as defined by the underlying agreement. In addition, the agreement contains covenants limiting the Company's ability to pay dividends, incur new debt, enter into certain transactions and reacquire common or preferred stock of the Company. If an event of default occurs beyond a stated cure period the notes shall become payable at the option of the holder. An event of default includes, among others, the Company having its common stock suspended from an exchange or over-the-counter market (see Note 12(d)).

     In connection with the agreement, the Company recorded a discount on the Debenture in the aggregate amount of $756,000, resulting from the allocation of proceeds of $663,000 to a beneficial conversion feature and the fair value of the underlying warrants of $93,000. The fair value allocated to the warrants was determined based on the estimated fair value of the debt using an effective interest rate of 14% and the fair value of the warrants using the Black-Scholes option-pricing model. Due to the immediate conversion rights under the agreement, the discount attributed to the beneficial conversion feature was expensed on the date of issuance. The carrying value of the Debenture is being accreted to the fair value of $1,500,000 using the interest method over the life of the Debenture. The accretion in fiscal 1999 was $4,000.

     In connection with the sale of the Debenture, the Company incurred fees of $135,000 and issued 16,667 shares of the Company's common stock having a market value of $31,250.

     Under terms of a registration rights agreement, the Company was required to have an effective registration statement for the shares issuable upon conversion of the Debentures by July 25, 1999 or incur daily penalties, as stated. Effective July 26, 1999, the Company is incurring such penalties payable monthly with the issuance of common stock.

                        CDKNET.COM, INC. and Subsidiaries

                                June 30, 1999 and
                         September 30, 1999 (unaudited)


NOTE 7 - INCOME TAXES

     Temporary differences which give rise to deferred taxes are summarized as follows:

                                                                           1999               1998
                                                                        -----------       -----------
     Deferred tax assets
         Net operating loss and other carryforwards                     $ 1,510,000       $   377,000
                                                                        -----------       -----------

     Net deferred tax assets before valuation allowance                   1,510,000           377,000
     Less valuation allowance                                            (1,510,000)         (377,000)
                                                                        -----------       -----------

         Net deferred tax asset                                         $        -        $        -
                                                                        ==========        ===========

     The Company has recorded a full valuation allowance to reflect the estimated amount of deferred tax assets which may not be realized.

     The Company's effective income tax rate differs from the statutory Federal income tax rate as a result of the following:

                                                                           1999              1998
                                                                        -----------       -----------
      Tax benefit at statutory rate                                     $(2,090,000)      $  (403,000)
      Nondeductible expense/nontaxable (income) - net                     1,203,000            73,000
      State benefit, net of Federal tax effect                             (246,000)          (47,000)
      Valuation allowance on net operating loss                           1,133,000           377,000
                                                                        -----------       -----------
                                                                        $        -        $        -
                                                                        ===========       ===========

     The provision for Federal income taxes has been determined on the basis of a consolidated tax return. At June 30, 1999, the Company had a net operating loss carryforward for Federal income tax reporting purposes amounting to approximately $3,975,000, expiring from 2018 through 2019. The Internal Revenue Code of 1986, as amended, limits the amount of taxable income the Company may offset with net operating loss carryforwards in any single year. No Federal taxes were paid in the year ended June 30, 1999 and the period October 1, 1997 (date of inception) to June 30, 1998.


NOTE 8 - STOCKHOLDERS' EQUITY

     On February 2, 1999, the Company's Board of Directors amended the certificate of incorporation, increasing the number of authorized shares from 20 million to 45 million, of which 5 million are preferred shares.

                        CDKNET.COM, INC. and Subsidiaries

                                June 30, 1999 and
                         September 30, 1999 (unaudited)



NOTE 8 (CONTINUED)

     WARRANTS

     Warrant activity for the year ended June 30, 1999 is summarized as follows:

                                                                                   Weighted-
                                                                                    average
                                                                                   exercise
                                                              Shares                 price
                                                              ------                 -----
       Outstanding at the beginning of the year                -                       -
           Issued                                             1,328,498              $.96
           Exercised                                           (116,084)             $.66
                                                             ----------

       Outstanding at the end of the year                     1,212,414              $.99
                                                              =========

       Warrants exercisable at year-end                       1,212,414              $.99
                                                              =========

       Weighted-average fair value of warrants
       granted during the year                                                       $.59

     Information, at date of issuance, regarding stock warrant grants during the year ended June 30, 1999 is summarized as follows:

                                                                            Weighted-          Weighted-
                                                                             average            average
                                                                            exercise             fair
                                                            Shares            price              value
                                                            ------            -----              -----
       Exercise price exceeds market price                     90,000         $3.00                $.66

       Exercise price equals market price                     418,498        $  .61                $.35

       Exercise price is less than market price               820,000        $  .91                $.70


                        CDKNET.COM, INC. and Subsidiaries

                                June 30, 1999 and
                         September 30, 1999 (unaudited)


NOTE 8 (CONTINUED)

     The following table summarizes information about warrants outstanding and exercisable June 30, 1999:

                                                                   Outstanding
                                                                 and exercisable
                                              ----------------------------------------------------
                                                                     Weighted-
                                                                      average            Weighted-
                                                                     remaining            average
                                                Number                life in            exercise
                                              outstanding              years               price
                                              -----------              -----               -----
       Range of exercise prices
           $.60 to $.85                            877,414             3.69              $  .69
           $1.00 to $1.25                          145,000             4.33                1.03
           $1.75                                   100,000             4.58                1.75
           $3.00                                    90,000             4.17                3.00
                                               -----------

                                                 1,212,414
                                               ===========

     Certain warrant agreements contain a cashless exercise provision, whereby the warrants may be exercised solely by the surrender of the warrants, and without the payment of the exercise price in cash, for that number of warrant shares determined by dividing the difference of the market price of the shares of common stock issuable upon exercise of the warrants and the warrant exercise price by the market price of the common stock on the date of exercise.

     STOCK OPTION PLAN

     In 1998, the Company adopted the 1998 Equity Incentive Plan (the "Plan") for employees, officers, consultants and directors of the Company, pursuant to which the Company may grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock or deferred stock. The Plan provides for each director to be granted (a) director stock options to acquire 20,000 shares of common stock upon the initial acceptance to serve as a member of the Board and (b) director options to acquire additional shares immediately following the date of each annual meeting of shareholders ranging from 10,000 shares in year one to 50,000 shares in year five and thereafter. The total number of shares of the Company's common stock available for distribution under the Plan is 3,000,000. The Plan is administered by the stock option committee of the board, whose members are appointed by the board

                        CDKNET.COM, INC. and Subsidiaries

                                June 30, 1999 and
                         September 30, 1999 (unaudited)


NOTE 8 (CONTINUED)

     of directors, which has the authority to designate the number of shares to be covered by each award, the vesting schedule of such award and cashless exercise rights, among other terms. The option period during which an option may be exercised shall not exceed ten years from the date of grant and will be subject to such other terms and conditions of the Plan. In addition, the Plan contains certain acceleration provisions in the event of a "change in control," as defined by the underlying agreement. Unless the stock option committee provides otherwise, option awards terminate when a participant's employment or services end, except that a participant may exercise an option to the extent that it was exercisable on the date of termination for a period of time thereafter if the participant was involuntarily terminated without cause. The Plan will terminate automatically on June 30, 2008.

     Incentive stock option awards are granted at prices equal to or above the fair market value of the stock on the date of grant. Nonqualified stock option awards and director options are granted at prices equal to 80% and 85%, respectively, of the fair market value of the stock on the date of grant. As of June 30, 1999, 1,387,500 shares were available for granting of options under the Plan.

     The Company's stock option awards granted to employees, consultants and directors for the year ended June 30, 1999 and the period October 1, 1997 (date of inception) to June 30, 1998 are summarized as follows:

                                                                      1999                               1998
                                                          -----------------------------      ----------------------------
                                                                             WEIGHTED-                          Weighted-
                                                                              AVERAGE                            average
                                                                             EXERCISE                           exercise
                                                           SHARES             PRICE            Shares             price
                                                           ------             -----            ------             -----
      Outstanding at beginning of year                    1,200,000            $.60                  -             -
          Awards granted                                    412,500            $.85          1,200,000            $.60
                                                         ----------                          ---------

      Outstanding at end of year                          1,612,500            $.67          1,200,000            $.60
                                                          =========                          =========

      Options exercisable at year-end                     1,612,500            $.67          1,200,000            $.60
                                                          =========                          =========

      Weighted-average fair value
           of options granted during
           the year                                                            $.57                               $.42

                                      F-21

                        CDKNET.COM, INC. and Subsidiaries

                                June 30, 1999 and
                         September 30, 1999 (unaudited)


NOTE 8 (CONTINUED)

     The following information applies to options outstanding and exercisable at June 30, 1999:

                                                                 Outstanding
                                                               and exercisable
                                            ---------------------------------------------------
                                                                  Weighted-
                                                                   average            Weighted-
                                                                  remaining            average
                                               Number              life in            exercise
                                            outstanding             years               price
                                            -----------             -----               -----

       $  .60                                 1,350,000             8.94               $ .60
       $1.00                                    262,500             4.42               $1.00
                                             ----------

                                              1,612,500
                                             ==========

     At June 30, 1999, there were approximately 5,738,000 shares of common stock reserved for issuance pursuant to outstanding stock warrants, the stock option plan and subordinated convertible debentures.

     The Company accounts for stock-based compensation under the guidelines of APB Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," as allowed by Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." Accordingly, no compensation expense was recognized concerning stock options granted to key employees and to members of the board of directors, as such stock options were granted to board members in their capacity as directors. Compensation expense of $450,870 and $147,000 was recognized for the year ended June 30, 1999 and the period October 1, 1997(date of inception) to June 30, 1998, respectively, for stock warrants and stock options granted to consultants.

     During the year ended June 30, 1999, the Company issued 175,000 stock warrants to CDKnet's former president in connection with a termination and severance agreement. In addition to severance payments, the Company recorded an expense of $91,000, representing the fair value of the stock warrants with a credit to paid-in capital.

                        CDKNET.COM, INC. and Subsidiaries

                                June 30, 1999 and
                         September 30, 1999 (unaudited)


NOTE 8 (CONTINUED)

     If the Company had elected to recognize compensation expense based upon the fair value at the grant date for options granted to key employees and to members of the board of directors consistent with the "fair value" methodology prescribed by SFAS No. 123, the Company's net loss and net loss per share for the year ended June 30, 1999 and net loss for the period October 1, 1997 (date of inception) to June 30, 1998 would be reduced to the pro forma amounts indicated below:


                                                                       1999                    1998
                                                                   ------------             ------------
      Net loss
          As reported                                              $(6,147,600)             $(1,184,475)
          Pro forma                                                 (6,183,225)              (1,541,475)

      Net loss per common share - basic and diluted
          As reported                                                    $(.46)
          Pro forma                                                       (.46)

     The fair value of each stock warrant or option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for: dividend yields of zero in 1999 and 1998; risk-free interest rates ranging from 4.30% to 5.40% in 1999 and 5.70% in 1998; expected terms of 1 to 5 years in 1999 and 5 years in 1998; and expected stock price volatility of 85% in 1999 and 1998.


NOTE 9 - RELATED PARTY TRANSACTIONS

     a. During the year ended June 30, 1999 and the period October 1, 1997 (date of inception) to June 30, 1998, legal services of $168,393 and $201,039, respectively, were provided by a firm (the "Firm") in which the Company's CEO and principal stockholder is the managing partner. Further, the Firm provided office space and accounting services for which no fees were paid.

         In fiscal 1999, the Company entered into a $150,000 demand loan with the Firm at an interest rate of 11% and issued 150,000 stock warrants at $.66 exercisable through October 1, 2003. The detachable warrants with a fair value of $42,000 were accounted for as additional interest cost with a credit to paid-in capital. At June 30, 1999,the outstanding loan balance is $60,000.

         On May 15, 1998, the Company granted 150,000 stock options issued under the Plan (see Note 8) with an exercise price of $.60 to a partner in the aforementioned law firm for legal services rendered. The fair value of such services was $63,000.

                        CDKNET.COM, INC. and Subsidiaries

                                June 30, 1999 and
                         September 30, 1999 (unaudited)


NOTE 9 (CONTINUED)

     b. During fiscal 1999, certain stockholders of the Company provided loans to the Company aggregating $150,000. In connection with the loans, the Company granted 150,000 stock warrants with an exercise price of $.66, exercisable through October 1, 2003. The detachable warrants with fair value of $42,057 was accounted for as additional interest cost with a corresponding credit to paid-in capital. The loans were partially repaid and the outstanding balances were satisfied through the exercise of stock warrants.

     c. During the year ended June 30, 1999 and the period October 1, 1997(date of inception) to June 30, 1998, CDKnet provided noninterest-bearing advances to KME of $29,033 and $848,541, respectively. Such advances plus the notes from KME of $712,000 (see Note 2(a) and (d)) were extinguished as follows: 1) $600,000 was deemed consideration in the purchase of KME's interest in CDKnet, 2) $800,000 was accounted for as repurchase by CDKnet of a portion of KME's ownership interest in CDKnet and 3) the remaining amounts of $29,033 in 1999 and $160,307 in 1998 were deemed uncollectible and recorded as uncollectible advances.

     d. In June 1999, the Company entered into a finder's agreement with a consultant, who became CDKnet's president effective as of August 1, 1999, and a third party whereby the Company issued 100,000 stock warrants at an exercise price of $1.00 to the third party upon execution of the agreement and agreed to pay both parties future fees upon consummation of financing, purchase or venture transactions with entities introduced by them, as defined. During the year ended June 30, 1999, the Company recorded an expense of $100,000 representing the fair value of the stock warrants issued.


NOTE 10 - COMMITMENTS AND CONTINGENCIES

     a.  FACILITY AND EQUIPMENT

         The Company occupies its New York City office space under a month-to-month lease with KME. In addition, the Company is leasing telephone equipment on a month-to-month lease with KME. Rent expenses for the office space and equipment for the year ended June 30, 1999 and the period October 1, 1997 (date of inception) to June 30, 1998 were approximately $145,000 and $124,000, respectively.

     b.  LITIGATION MATTERS

         The Company is involved in claims and disputes which arise in the normal course of business. Management believes that the resolution of these matters will not have a material adverse effect of the Company's financial position or results of operations.

                        CDKNET.COM, INC. and Subsidiaries

                                June 30, 1999 and
                         September 30, 1999 (unaudited)


NOTE 11 - RESTATEMENT

     The Company engaged Grant Thornton LLP to reaudit the consolidated financial statements as of June 30, 1998 and for the period October 1, 1997 (date of inception) to June 30, 1998. In connection with the reaudit, management restated such financial statements to record adjustments relating to, among others, the accounting for: stock warrants and options granted, merger and acquisition transactions, and minority interests. The effect of the adjustments increased the net loss, as previously reported from $707,527 to $1,184,475, as restated.


NOTE 12 - SUBSEQUENT EVENTS

     a. On August 1, 1999, the Company issued an aggregate of 1,030,000 stock options to the Company's CEO and an employee at an exercise price of $1.00. The quoted market price of the Company's stock at the date of grant ranged from $1.00 - $1.50 (see Note 13(d)).

     b. Subsequent to June 30, 1999, CDKnet entered into a two-year employment agreement with its president. The agreement provides for a minimum annual salary of $150,000 and the issuance of 750,000 stock options, expiring in five years, with an exercise price of $1.00 vesting over the term of the agreement or earlier if a change in control or CDKnet terminates the agreement without cause. The quoted market value of the Company's stock on the date of grant was $1.50. The agreement provides for six months of severance pay. All payments under the agreement are guaranteed by CDK.

         Subsequent to June 30, 1999, CDKnet entered into a two-year employment agreement with an executive vice president. The agreement provides for a minimum annual salary of $150,000 and the issuance of 1,000,000 stock options, expiring in five years, with an exercise price of $1.00 vesting over the term of the agreement or earlier if a change in control or CDKnet terminates the agreement without cause. The quoted market value of the Company's stock on the date of grant was $1.50. The agreement provides for severance payments, under certain conditions, for the unexpired term of the agreement. All payments under the agreement are guaranteed by CDK.

     c. On October 1, 1999, the Company gave notice to the holders of the 5.75% Subordinated Convertible Debentures (see Note 6) and exercised its right to call the outstanding Debentures in exchange for 5.75% Convertible Preferred Stock. Under the terms of the Debentures, the Convertible Preferred Stock shall have: (1) liquidation preferences equal to the principal amount of the Debenture, (2) a 5.75% cumulative annual dividend payable quarterly, (3) rights to convert into shares of Common Stock at the same conversion rate as the Debentures and (4) the same redemption rights at the option of the Company.

                        CDKNET.COM, INC. and Subsidiaries

                                June 30, 1999 and
                         September 30, 1999 (unaudited)


NOTE 12 (CONTINUED)

     d. On October 5, 1999, the Company obtained a sixty-day waiver from the holders of the 6% and 5.75% Subordinated Convertible Debentures to waive any event of default relating to the common stock of the Company being suspended from an exchange or over-the-counter market.

     e. During August and September 1999, the Company issued 332,000 shares of common stock to an unrelated investor and received net proceeds of $310,000. In connection with the transaction, the investor was given a 30-day option, which expired September 17, 1999, to purchase up to an additional 2,668,000 shares of common stock for approximately $3,410,000.


NOTE 13 - UNAUDITED INTERIM FINANCIAL INFORMATION

     a. In August 1999, stock options to purchase 400,000 shares of common stock were exercised, using cashless exercises pursuant to which 300,000 shares of common stock were issued.

     b. On November 1, 1999, pursuant to a securities purchase agreement, the Company issued 1,000,000 shares of common stock and received net proceeds of $500,000. Further, in connection with the agreement, the Company issued 200,000 stock warrants, expiring May 2002, with an exercise price of $1.25 per share and granted the purchasers the option to purchase an additional 2,000,000 shares of common stock for $.50 per share through December 31, 1999.

     c. On November 2, 1999, the Company issued 1,250,000 shares of common stock and received net proceeds of $437,500. In connection with the transaction, in which the Company's CEO and other shareholders fulfilled a commitment to invest $200,000 in the Company, the Company issued 125,056 stock warrants, expiring November 2, 2001, at an exercise price of $.75 per share. The warrants include provisions for cashless exercises and adjustments to the purchase price and the number of shares, as defined. Further, the Company and the purchasers executed a registration rights agreement which requires mandatory registration of the shares issued within a specified period.

     d. On November 16, 1999, the Company's CEO renounced 750,000 options granted on August 1, 1999 to purchase the Company's common stock for no future consideration (see Note 12(a)).

     e. On November 16, 1999, pursuant to a Subscription Agreement with a third party, the Company issued 200,000 shares of common stock and received net proceeds of $100,000. In connection with the agreement, the investor agreed to purchase an additional 1.6 million shares of common stock at $.50 per share through May 2000. In addition, the Company and the investor entered into a

                       CDKNET.COM, INC. and Subsidiaries

                               June 30, 1999 and
                         September 30, 1999 (unaudited)


NOTE 13 (CONTINUED)

     f. Technology and Licensing Agreement which will give the Company a 4.89% interest in the investor and additional fees upon completion of specified services and further, grants a license to use certain of CDK's technology.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                  ---------------------------------------------
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE
                     --------------------------------------

We have engaged Grant Thornton LLP as our auditors as of January 27, 1999, replacing Wagner, Zwerman & Steinberg LLP who were dismissed as our auditors. There were no disagreements with Wagner, Zwerman & Steinberg. Wagner, Zwerman & Steinberg has reviewed our disclosure of its termination and agree in all respects with our characterization of our switch to a new accounting firm to provide audited financial reports. See Exhibit 23.1.


                                     PART II
                                     -------

                     INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS
                    -----------------------------------------

Delaware law sets forth our powers to indemnify officers, directors, employees and agents. Our Articles of Incorporation provide as follows:

         "A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General corporation law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation law as so amended.

         Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall no adversely affect any right or protection of a director of the Corporation existing at the time of the repeal or modification.

         The Corporation shall, to the fullest extent permitted by Section 145 (or any other provision) of the Delaware general corporation Law, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all officers and directors of the corporation form and against any and all of the expenses, liabilities or other mattes referred to in or converted by said Section. Such right to indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise."

Except as mentioned above, there is no charter provision, bylaw, contract, arrangement or statute pursuant to which any director or officer is indemnified in any manner against any liability which he may incur in his capacity as such. We do not maintain director and officer liability policy to fund our obligations as stated herein above.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
                   -------------------------------------------

The following expenses in connection with the issuance and distribution of the securities being registered will be borne by us and are estimated to be as follows:

Filing Fee ................................................    $   658.36
Legal Fees ................................................    $30,000.00
Transfer Agent ............................................    $ 1,000.00
Accounting Fees ...........................................    $ 7,500.00
Printing Fee ..............................................    $ 3,000.00
Miscellaneous .............................................    $ 2,000.00
                                                               ----------
         Total ............................................    $44,158.36
                                                               ==========

                     RECENT SALES OF UNREGISTERED SECURITIES
                     ---------------------------------------

As of December 14, 1999, there are issued and outstanding 17,206,157 shares of common stock which were issued or sold in reliance upon the exemptions from registration provided by the Securities Act as follows:

     o During the period July 1, 1999 to present, we issued 2,947,000 shares of common stock for cash or services of $1,502,500, issued 317,073 common shares for exercise of stock options and issued 325,056 warrants to purchase common stock in private placements, as follows:

         o On November 16, 1999, we entered into a Subscription Agreement with Asia Pioneer where we raised $100,000 from Asia Pioneer through the issuance of 200,000 share of common stock, along with six allotments to purchase an additional 300,000 shares of common stock per month at $150,000 per allotment. The allotments will be fulfilled in May 2000.

         o 30,000 shares to Cabaret Software, Inc. on August 10, 1999, and 10,000 shares on September 18, 1999 for services valued at $30,000;

         o 216,000 shares to Y2G.Com, Inc. for $155,000. On September 8, 1999, the Company sold Y2G an additional 116,000 shares of common stock for $155,000.

         o 150,000 shares to Lawrence Adams Ltd. through the exercise of cashless options on September 14, 1999;

         o 40,000 shares to Michael Sonnenberg through the exercise of cashless options on September 14, 1999;

         o 110,000 shares to Steven Wildstein through the exercise of cashless options on September 14, 1999;

         o 75,000 shares to Lawrence Adams Ltd. for services valued at $114,000 on September 14, 1999;

         o 50,000 shares to Energenic, LLC for services valued at $50,000 on October 29, 1999, in addition to an agreement to issue 50,000 shares of common stock to Energenic upon the completion of milestones pursuant to the Software Agreement between us and Energenic and the issuance of an additional 50,000 one-year options exercisable at $1.00 per share for the purchase of shares of common stock upon the completion of the project as set forth in the Software Agreement;

         o 1,000,000 shares to Erno and Rachel Bodek for $500,000 from Erno and Rachel Bodek on November 1, 1999 through the issuance of 1,000,000 shares of common stock, along with 30-month Warrants to purchase an additional 200,000 shares of common stock at $1.25 per share, and an option to purchase another 2,000,000 shares of common stock at $.50 per share which shall expire on December 31, 1999.

         o 285,714 shares to Steven A. Horowitz for $100,000 on November 2, 1999 along with 28,571 two-year warrants to purchase common stock for $.75 per share;

         o 107,143 shares Fox Distribution, Inc. for $37,500 on November 2, 1999 along with 10,714 two-year warrants to purchase common stock for $.75 per share;

         o 142,857 shares Michael Sonnenberg for $50,000 on November 2, 1999 along with 14,285 two-year warrants to purchase common stock for $.75 per share;

         o 714,286 shares The Gross Foundation for $250,000 on November 2, 1999 along with 71,486 two-year warrants to purchase common stock for $.75 per share.


     o During the period from July 1, 1998 to June 30, 1999, we issued 2,746,558 common shares, 600,000 Convertible Class A Debentures, 1,500,000 Convertible Class B Debentures for cash of $2,100,000, net of issuance costs of $248,150. During the year ended June 30, 1999, we also issued 1,328,498 Warrants to purchase common shares from the following transactions: (1) 75,000 common shares and 100,000 Warrants were issued to Bandai Holdings USA for the purchase of equipment used in our MixFactory.com(TM) E-Commerce facility, and (2) 1,883,635 common shares were issued to Kelly

         Music for the purchase of its 26.15% interest in CDKnet, LLC which resulted in securing for us 100% of the equity interests of CDKnet, LLC.

     o During the period October 1, 1997 (date of inception) to June 30, 1998, our predecessor, International Pizza Group, issued 2,999,985 common shares $224,986 as part of a private placement. We issued 7,300,363 common shares in connection with the acquisition of 73.85% of the equity interests in CDKnet, LLC.

                                    EXHIBITS
                                    --------

3.1*              Articles of Incorporation of the Registrant.
3.2*              Amendment to the Articles of Incorporation.
3.3*              By-Laws of the Registrant.
3.4*              Certificate of Merger of the Registrant.
3.5*              Amendment to the Articles of Incorporation.
3.6*              Designation of Series A Preferred Stock.
4.1*              Specimen of Common Stock Certificate.
4.2*              Technology Horizons Corp. Stockholders Agreement dated May 7,
                  1998.
5.1+               Opinion of Foley, Hoag & Eliot LLP
10.1*             Technology Horizons Corp. 1998 Equity Incentive Plan.
10.2*             Convertible Subordinated Debenture Due February 1, 2009.
10.2.1**          Amendment No. 1 to Convertible Subordinated Debenture due
                  February 1, 2009
10.3*             Registration Rights Agreement between Technology Horizons
                  Corp. and Kelly Music & Entertainment Corp. dated September 4,
                  1998.
10.4*             Assignment Agreement between Kelly Music & Entertainment Corp.
                  and Technology Horizons Corp. dated September 4, 1998.
10.5*             Amendment to Registration Rights Agreement between Technology
                  Horizons Corp. and Alvin Pock dated October 15, 1998.
10.6*             Amendment to Registration Rights Agreement between Technology
                  Horizons Corp. and Robert L. Kelly dated October 15, 1998.
10.7*             Registration Rights Agreement between Technology Horizons
                  Corp. and Robert L. Kelly dated June 3, 1998.
10.8*             Registration Rights Agreement between Technology Horizons
                  Corp. and Alvin Pock dated June 3, 1998.
10.9*             Assignment Agreement between Robert L. Kelly and Technology
                  Horizons Corp. dated June 3, 1998.
10.10*            Assignment Agreement between Alvin Pock and Technology
                  Horizons Corp. dated June 3, 1998.
10.11*            Assignment Agreement between Kelly Music & Entertainment Corp.
                  and CDKnet, LLC, dated June 3, 1998.
10.12*            Employment Agreement, dated August 1, 1999, by and between
                  CDKNET.COM, INC. and Shai Bar-Lavi.

10.13             Finder's Agreement between the Registrant and Shai Bar-Lavi and Frederick Smithline dated June 1, 1999.
10.14**           Employment Agreement dated August 1, 1999, by and between
                  CDKNET, LLC and Tom Ross.
10.15             Stock Purchase Agreement between the Company and the Gross
                  Foundation, Inc., Steven A. Horowitz, Shai Bar-Lavi, and
                  Michael Sonnenberg dated November 2, 1999.
10.16#            Subscription Agreement between CDKNET.COM, INC. and Asia
                  Pioneer Limited dated November 16, 1999.
10.17#            Technology and License Agreement CDKNET.COM, INC. and Asia
                  Pioneer Limited dated November 16, 1999.
10.18             Agreement dated March 19, 1999 between Peterson's and CDKnet,
                  LLC.
10.19             Undated Registration Rights Agreement between Spiga Limited and CDKNET.COM, INC.
10.20#            Agreement dated October 25, 1999, between CDKnet, LLC and
                  Atomic Pop, LLC.
10.21             Agreement dated March 29, 1999, between Central Park Media
                  Corp. and CDKnet LLC.
10.22             Purchase Agreement dated August 9, 1999 between CDKNET.COM,
                  INC. and Y2G.COM.
10.23             Convertible Subordinated Debenture Due September 1, 2003.
10.24             Letter Agreement dated May 4, 1998, between Megaforce
                  Entertainment and CDKnet, LLC regarding the use of CDK
                  technology.
10.25#            Agreement dated August 5, 1999 between the Company and
                  DreamWorks Records.
10.26#            Agreement dated September 16, 1999 between the Company and
                  CollegeMusic, Inc.
16.1              Letter from former Accountant, Wagner, Zwerman & Steinberg LLP
21*               Subsidiaries of the Registrant
23.1              Consent of Grant Thornton LLP
23.2***           Consent of Foley, Hoag & Eliot LLP
99.1              Chart of the signatories to the Company's Stockholder's
                  Agreement (and their interest in the Company).

                  * Incorporated by reference from our Registration Statement filed on Form 10-SB on October 7, 1999.

                  ** Incorporated by reference from our Registration Statement filed on Form 10-SB Amendment No. 2 on November 26, 1999.

                  *** Incorporated in the Opinion of Foley, Hoag & Eliot LLP in Exhibit 5 hereto.

                  +        To be filed by amendment.

                  #        Portions omitted.  Confidential treatment requested.

                                  UNDERTAKINGS
                                  ------------

(a) We undertake to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any Prospectus required by Section 10 (a) (3) of the Securities Act of 1933;
(ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b) We undertake that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) We undertake to remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. in the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424 (b) (1) or (4) or 497
(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(f) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Garden City, State of New York, on December 21, 1999.


                                         CDKNET.COM, INC.
                                         (Registrant)


                                         By: /s/ Steven A. Horowitz
                                            ---------------------------------
                                             Steven A. Horowitz
                                             Chairman, Chief Executive Officer
                                             Chief Financial Officer and
                                             Secretary



         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

                                                   Chairman, Chief Executive
                                                    Officer, Chief Financial
/s/ Steven A. Horowitz                               Officer and Secretary                  December 21, 1999
------------------------------------        ----------------------------------------    -------------------------
         Steven A. Horowitz                              (Title)                                 (Date)



/s/ Andrew J. Schenker                                    Director                          December 21, 1999
------------------------------------        ----------------------------------------    -------------------------
         Andrew J. Schenker                              (Title)                                 (Date)



/s/ Anthony J. Bonomo                                     Director                          December 21, 1999
-----------------------------------         ----------------------------------------    -------------------------
         Anthony J. Bonomo                               (Title)                                 (Date)
